UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TECH DATA CORPORATION

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Tech Data®

2019 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

CONNECTING THE WORLD WITH THE POWER OF TECHNOLOGY™

April 25, 2019

To our Shareholders:

On behalf of the Board of Directors and management, you are cordially invited to attend the Tech Data Corporation Annual Meeting of Shareholders to be held June 5, 2019, at 1:30 p.m. Eastern Daylight Time, at Corporate Center Three at International Plaza, 4221 W. Boy Scout Boulevard, Suite 140, Tampa, FL 33607.

The Notice of the Annual Meeting and proxy materials accompanying this letter describe the specific business to be acted upon.

In addition to the proposals presented to shareholders, we will provide you an opportunity to address questions to members of the Company’s management. If you are unable to attend the meeting in person, you may listen to a webcast of the meeting that will be available on the Investor Relations section of the Company’s website at

http://investor.techdata.com. An archive replay will be available for a period of 30 days following the meeting.

Pursuant to rules and regulations adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials online. On or about April 25, 2019, we mailed to our shareholders a notice containing instructions on how to access our 2019 Proxy Statement and Annual Report and how to vote online.

Your vote is very important. Whether or not you plan to attend the meeting in person, please take the time to cast your vote. You may vote online, by telephone, or by mail and in doing so, you will ensure your representation at the Annual Meeting.

Thank you for your continued support of and investment in Tech Data Corporation.

Sincerely,

Richard T. Hume
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 25, 2019

To the Shareholders of Tech Data Corporation:

Notice is hereby given that the Annual Meeting of Shareholders (“Annual Meeting”) will be held on June 5, 2019, at 1:30 p.m. Eastern Daylight Time, Corporate Center Three at International Plaza, 4221 W. Boy Scout Boulevard, Suite 140, Tampa, FL 33607, for the following purposes:

1.	To elect ten (10) directors, whose names are set forth in the accompanying Proxy Statement, to serve until the next Annual Meeting or until their successors are duly elected and qualified.

2.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for fiscal 2020.

3.	To approve, on an advisory basis, named executive officer compensation for fiscal 2019.

4.	To transact such other business that may properly come before the Annual Meeting or any postponement or adjournment thereof.

Shareholders of record at the close of business on March 28, 2019 are the only shareholders entitled to notice of and to vote at the Annual Meeting.

By order of the Board of Directors,

Wayne O. Hanewicz

Corporate Vice President, Secretary

REVIEW THE PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:
VIA INTERNET www.proxyvote.com	BY MAIL Sign, date and return your proxy card or voting instruction form

BY TELEPHONE: Call the telephone number on your proxy card, voting instruction form or notice	IN PERSON Attend the Annual Meeting in Tampa, FL See page 2 for details

IMPORTANT: Whether you expect to attend the meeting or not, we urge you to vote your shares either online, by telephone, or by mail. If you are voting by mail, please request a proxy, sign, date, and return the proxy in the prepaid envelope within the timelines stated herein. If you attend the meeting, you may vote your shares in person if they are held in your name and not in the name of a broker, even though you have previously signed and returned your proxy. See the accompanying Proxy Statement for further information.

TECH DATA CORPORATION

2019 Proxy Statement

TECH DATA CORPORATION

5350 Tech Data Drive

Clearwater, Florida 33760

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors (the “Board”) of Tech Data Corporation (the “Company”) for the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on June 5, 2019, at 1:30 p.m. Eastern Daylight Time, or any postponement or adjournment thereof. This Proxy Statement contains important information for you to consider when deciding how to vote on matters brought before the Annual Meeting. Your vote at the Annual Meeting is important to us. The GENERAL INFORMATION section below provides details on how to vote your shares.

GENERAL INFORMATION

Who can vote?

You can vote your shares if our records show that you owned the shares on March 28, 2019. Each outstanding share of common stock is entitled to one vote. There were 36,904,970 outstanding shares of common stock entitled to vote as of March 28, 2019.

Notice of Electronic Availability of Proxy Statement and Annual Report

Pursuant to the e-proxy rules and regulations adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials online. On or about April 25, 2019, we mailed to our shareholders a notice (the “E-Proxy Notice”) containing instructions on how to access our 2019 Proxy Statement and Annual Report (the “Proxy Materials”) and on how you may submit your proxy online. If you would like to receive a printed copy of our Proxy Materials, you should follow the instructions for requesting Proxy Materials included in the E-Proxy Notice. These materials will be available free of charge and will be sent to you within three business days of your request.

Important Notice Regarding Availability of Proxy Materials: The Proxy Materials and the proxy are available at www.proxyvote.com. Enter the 12-digit control number located on the E-Proxy Notice.

How do I vote?

If you are a shareholder of record or are holding a proxy for a shareholder of record, you may vote in person at the Annual Meeting. At your request, we will give you a ballot.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy online by following the instructions provided in the E-Proxy Notice, or if you receive paper copies of the Proxy Materials by mail, you can vote online, by telephone, or by mail by following the instructions on the proxy card enclosed in your paper copy of the Proxy Statement. You may vote by proxy even if you plan to attend the Annual Meeting. Please note that listening to the Annual Meeting via the webcast does not constitute attendance and you will not be permitted to cast your vote through the webcast.

2019 Proxy Statement	1

You can utilize these methods to vote:

Online. You may vote online at www.proxyvote.com by following the instructions provided in the E-Proxy Notice or by following the instructions on the proxy card. You will need the control number contained on your E-Proxy Notice or proxy card in order to vote online. Voting online has the same effect as voting by mail or telephone. Online voting will be available until 11:59 p.m. Eastern Daylight Time on June 4, 2019.

By telephone. You may vote by telephone at 1-800-690-6903. You will need the control number contained on your E-Proxy Notice or proxy card in order to vote by telephone. Telephone voting will be available until 11:59 p.m. Eastern Daylight Time on June 4, 2019.

By mail. If you received a paper copy of the Proxy Materials, you may vote by signing and dating each proxy card you received and returning it to us in the prepaid envelope provided or you may return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. A mailed proxy card must be received on or before June 4, 2019.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date online or by telephone, by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. Only your latest online, telephone, or written proxy submitted prior to the meeting will be counted. You may revoke your proxy at any time before the meeting by (i) notifying the Company’s Secretary in writing or (ii) delivering a later-dated proxy online, by telephone, or in writing. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked. Any written notice revoking a proxy should be sent to Wayne O. Hanewicz, Secretary, Tech Data Corporation, 5350 Tech Data Drive, Clearwater, Florida 33760.

How do I vote shares that are held by my broker?

If you have shares held by a broker or other nominee, you may instruct your broker or other nominee how to vote your shares by following instructions that the broker or nominee provides to you. Most brokers offer voting online, by telephone, and by mail.

How will my broker vote if I do not provide instructions?

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For the proposal to ratify the selection of the independent registered public accounting firm for fiscal 2020, the broker may vote your shares in its discretion. For all the other proposals, if you do not provide the broker with instructions on how to vote, then the broker does not have discretion to vote.

How do I vote in person?

If you are a shareholder of record, you may vote your shares in person at the Annual Meeting. However, we encourage you to vote online, by telephone, or by proxy even if you plan to attend the Annual Meeting.

2	Tech Data Corporation

What will be voted on at the meeting?

The business to be voted on at this year’s Annual Meeting is:

1.	To elect ten (10) directors, whose names are set forth below, to serve until the next Annual Meeting or until their successors are duly elected and qualified.

2.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for fiscal 2020.

3.	To approve, on an advisory basis, named executive officer compensation for fiscal 2019.

4.	To transact such other business that may properly come before the Annual Meeting or any postponement or adjournment thereof.

How many votes are required for the approval of each item?

For determining a quorum—A quorum must be present for the transaction of business. A quorum is present if the holders of a majority of the outstanding shares of common stock entitled to vote are present in person or represented by proxy. Even if you or your broker do not vote your shares on a proposal, such non-votes will count as shares present for purposes of determining the presence or absence of a quorum for the transaction of business. Similarly, abstentions are also counted for determining if a quorum is present.

To elect directors—In an uncontested election, an affirmative vote of a majority of the votes cast is required to elect a director; provided that, if the number of nominees for director exceeds the number of directors to be elected, directors will be elected by a plurality of votes cast. Shares represented by proxies given to the Company will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted “FOR” all nominees in accordance with the recommendation of the Board. If you indicate “ABSTAIN” for a particular nominee on your proxy card, your vote will not count either “FOR” or “AGAINST” the nominee and will therefore have no effect on the outcome. Broker non-votes will not count as votes cast and will also have no effect on the outcome.

To ratify the selection of the independent registered public accounting firm for fiscal 2020—An affirmative vote of a majority of the votes cast is required to ratify the selection of the independent registered public accounting firm for fiscal 2020. Shares represented by proxies given to the Company will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted “FOR” the ratification of the selection of the independent registered public accounting firm in accordance with the recommendation of the Board. Abstentions will not count as votes cast and will have no effect on the outcome.

To approve, on an advisory basis, named executive officer compensation for fiscal 2019—An affirmative vote of a majority of the votes cast is required to indicate approval, on an advisory basis, of the compensation of the named executive officers for fiscal 2019. Shares represented by proxies given to the Company will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted “FOR” the approval of such compensation in accordance with the recommendation of the Board. Abstentions and broker non-votes will not count as votes cast and will have no effect on the outcome.

What if other matters come up at the meeting?

The matters described in this Proxy Statement are the only matters we know will be voted on at the Annual Meeting. Any other matters properly presented will be voted on by the shareholders in

2019 Proxy Statement	3

attendance at the Annual Meeting or proxy holders in their discretion. Please see the SUBMISSION OF SHAREHOLDER PROPOSALS section for the requirements related to the submission of shareholder proposals.

BENEFICIAL OWNERSHIP

Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days from the record date. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities. In general, “beneficial ownership” also includes those shares a director, director nominee, or executive officer has the power to vote or transfer, and options that are exercisable currently or that become exercisable within 60 days from the record date.

The table below sets forth certain information regarding the beneficial ownership of the Company’s common stock as of March 28, 2019, by: (i) the Company’s directors and director nominees; (ii) the Company’s named executive officers (“NEOs”); (iii) such directors and all executive officers as a group; and (iv) each person known by the Company to own beneficially more than 5% of the shares of the Company’s common stock.

4	Tech Data Corporation

BENEFICIAL OWNERSHIP TABLE

	Amount and Nature of Beneficial Ownership

Name and Address of Beneficial Owners (1)	Shares(2)		Equity awards exercisable or vesting within 60 days	Percent
Charles E. Adair	13,035		—	*
Karen M. Dahut	2,116		—	*
Charles V. Dannewitz	6,076		—	*
Robert M. Dutkowsky	199,668	(3)	—	*
Harry J. Harczak, Jr.	9,767		—	*
Bridgette P. Heller	2,983		—	*
Richard T. Hume	23,882		—	*
Kathleen Misunas	27,239		—	*
Thomas I. Morgan	15,421		—	*
Joseph H. Quaglia	14,163		—	*
Patrick G. Sayer	11,685		—	*
Savio W. Tung	18,923		—	*
David R. Vetter	27,722		—	*
Patrick Zammit	13,932		—	*
All executive officers and directors as a group (17 persons)	408,586		—	1.1%
Five Percent Shareholders
BlackRock Inc. 55 East 52nd Street New York, NY 10055	4,472,444	(4)	—	12.1%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	3,617,441	(5)	—	9.8%
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One Austin, TX 78746	3,200,146	(6)	—	8.7%

*	Beneficial ownership represents less than 1% of the Company’s outstanding shares of common stock.
(1)	The address for these beneficial owners is 5350 Tech Data Drive, Clearwater, Florida 33760.
(2)	Includes shares held by the executive officers as a group (606) in the Employee Stock Purchase Plan.
(3)

Includes 37,530 vested hold-to-retirement restricted stock units (“HREs”), which will be distributed as common stock to Mr. Dutkowsky upon his “separation from service” as defined in the HRE grant agreement.

(4)

According to a Schedule 13G filed with the SEC on January 31, 2019, reporting beneficial ownership of 4,472,444 shares, as of December 31, 2018, BlackRock, Inc. has sole voting power with respect to 4,357,504 shares and sole dispositive power with respect to 4,472,444 shares.

(5)

According to a Schedule 13G filed with the SEC on February 13, 2019, reporting beneficial ownership of 3,617,441 shares, as of December 31, 2018, The Vanguard Group, Inc. has sole voting power with respect to 37,544 shares, shared voting power of 4,411 shares, sole dispositive power with respect to 3,579,300 shares and shared dispositive power with respect to 38,141 shares.

(6)

According to a Schedule 13G filed with the SEC on February 8, 2019, reporting beneficial ownership of 3,200,146 shares, as of December 31, 2018, Dimensional Fund Advisors LP has sole voting power with respect to 3,147,361 shares and sole dispositive power with respect to 3,200,146 shares.

2019 Proxy Statement	5

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

During fiscal 2019, the executive officers and directors of the Company filed timely reports with the SEC relating to transactions involving equity securities of the Company beneficially owned by them. The Company has relied on the written representation of its executive officers and directors and copies of the reports they have filed with the SEC in providing this information.

CORPORATE GOVERNANCE MATTERS

BOARD OF DIRECTORS

The Board oversees the Company’s management in its conduct of the business. The Board holds regularly scheduled meetings at least quarterly and otherwise as appropriate to consider corporate decisions requiring its attention and action. The Board has four committees, the Audit Committee, Compensation Committee, Governance and Nominating Committee and CyberTech Committee (the “Committees”), the principal responsibilities of which are described below. Each of the Committees meets regularly and has a written charter. Representatives from the Company’s legal department regularly provide updates on legal and regulatory matters to the Board and Committees.

The Board has made an affirmative determination that Charles E. Adair, Karen M. Dahut, Harry J. Harczak, Jr., Bridgette P. Heller, Kathleen Misunas, Thomas I. Morgan, Patrick G. Sayer, and Savio W. Tung are independent within the meaning of applicable law and the NASDAQ Stock Market (“NASDAQ”) listing requirements. In making this determination, the Board considered that a company for which Ms. Heller’s sister-in-law serves as President, purchased products at fair market value and on an arms’ length basis from the Company during the Company’s 2019 fiscal year. There were no other relationships between any director and the Company that required review in connection with the Board’s independence determination. Each member of each of the Audit, Compensation and Governance and Nominating Committees is independent within the meaning of applicable law and the NASDAQ listing requirements.

The Board has adopted Corporate Governance Principles that are available on the Corporate Governance section of the Investor Relations area of our website at http://investor.techdata.com. Additionally, the Company has adopted a code of business conduct and ethics for directors, officers (including the principal executive officer, principal financial officer, and principal accounting officer), and employees, known as the Code of Conduct, which is available on the Corporate Governance section of the Investor Relations area of our website at http://investor.techdata.com.

During fiscal 2019, the Board held nine regularly scheduled meetings and one additional special meeting, for a total of ten meetings. All members of the Board attended 75% or more of the total number of meetings of the Board and all Committees on which he or she served. All directors were present at the 2018 Annual Meeting of Shareholders that was held on June 6, 2018. It is the policy of the Company for the Board members to attend the Annual Meeting, when possible in person, or by telephone or videoconference.

6	Tech Data Corporation

The current members of the Board are as follows:

Name	Age(1)	Independent	Audit Committee	Compensation Committee	Governance and Nominating Committee	CyberTech Committee

Charles E. Adair(2)	71	✓	✓		✓(3)

Karen M. Dahut	55	✓	✓			✓

Robert M. Dutkowsky(4)	64

Harry J. Harczak, Jr.	62	✓	✓(3)			✓

Bridgette P. Heller	57	✓	✓		✓

Richard T. Hume	59

Kathleen Misunas	68	✓		✓		✓(3)

Thomas I. Morgan	65	✓		✓(3)	✓

Patrick G. Sayer	61	✓		✓		✓

Savio W. Tung	68	✓		✓	✓

(1)	As of the Annual Meeting date.

(2)	Lead independent director.

(3)	Chairperson.

(4)	Executive Chairman of the Board.

2019 Proxy Statement	7

The following provides biographical information about the ten nominees, for election to the Board at the 2019 Annual Meeting as well as their qualifications and skills:

Charles E. Adair Montgomery, Alabama Age: 71 Director Since: 1995	Board Committees: • Lead Independent Director • Chair of Governance and Nominating • Audit	Current Other Public Directorships: • Torchmark Corporation • Rayonier Advanced Materials, Inc. Past Public Directorships: • PSS World Medical, Inc.

Professional Highlights:

•  President of Kowaliga Capital, Inc. an investment company since 1993

•  President and Chief Operating Officer of Durr-Fillauer Medical, Inc. from 1981 until 1992

•  Certified Public Accountant (inactive)

Mr. Adair is a financial expert whose accounting background, service on numerous boards and executive and financial roles in the pharmaceutical distribution industry position him well to understand and provide significant value related to finance, management, operations, governance and risk. Mr. Adair’s years of service on public company boards provide Mr. Adair with additional perspectives from which to view the governance and oversight of the Company’s operations and the Board’s activities. Mr. Adair has the in-depth knowledge of the business and affairs of the Company and the appropriate judgment and leadership skills to be well suited to serve as the Company’s Lead Independent Director.

Karen M. Dahut Bethesda, Maryland Age: 55 Director Since: 2017	Board Committees: • Audit • CyberTech	Current Other Public Directorships: • None

Professional Highlights:

•  17-year tenure at Booz Allen Hamilton, currently as Executive Vice President and Group Leader of the Global Defense Business (which includes defense and global commercial markets) and also serves on the Executive Leadership team

•  Previously held several senior executive positions at Booz Allen Hamilton including Executive Vice President and Group Leader of the Civilian Services and Commercial Group (2016-2018). She also created and led the Strategic Innovation Group from 2012 until 2016 and previously led the Analytics and the US Navy and Marine Corps Business units

•  Served as an officer in the U.S. Navy and as the comptroller for the Navy’s premier biomedical research facility

•  Serves on the Board of Northern Virginia Technology Council and the Advisory Board for USC’s Viterbi School of Engineering Computer Science Department

Ms. Dahut has valuable knowledge in the areas of technology, cybersecurity and government. Ms. Dahut’s extensive expertise in the strategic implementation of technology consulting and service provides the Board essential insight and knowledge related to the various elements of the sale and use of technology. Ms. Dahut’s qualifications include her military service and leadership experience in next-generation technologies, cybersecurity, data analytics, finance, government contracting, management and risk.

8	Tech Data Corporation

Robert M. Dutkowsky Tampa, Florida Age: 64 Director Since: 2006	Board Committees: • Executive Chairman of the Board	Current Other Public Directorships: • Pitney Bowes Inc. • Raymond James Financial, Inc. • US Foods Holding Corp. Past Public Directorships: • ADT Corporation • McAfee Corporation

Professional Highlights:

•  Executive Chairman of the Board since June 2018, Chairman from June 2017 until June 2018, Board member since 2006, and CEO from 2006 until June 2018

•  President, CEO, and Chair of the Board of Egenera, Inc. (a software and virtualization technology company) from 2004 until 2006

•  President, CEO, and Chair of the Board of J.D. Edwards & Co., Inc. (a software company) from 2002 until 2004

•  President, CEO, and Chair of the Board of GenRad, Inc. from 2000 until 2002

•  Executive Vice President, Markets and Channels, at EMC Corporation in 1997 before being promoted to President, Data General, in 1999 when it was acquired by EMC

•  20-year tenure with IBM serving in several senior management positions including Vice President, Distribution—IBM Asia/Pacific

Mr. Dutkowsky served as Chief Executive Officer (“CEO”) of the Company for over a decade. Mr. Dutkowsky’s broad global business, industry and operational experiences bring considerable value to the Company’s Board as Mr. Dutkowsky is skilled at viewing the technology industry from a variety of perspectives. The experiences and skills Mr. Dutkowsky developed as a senior executive at one of the leading technology companies in the world and as the Chair and CEO of other technology and software businesses allow Mr. Dutkowsky to provide value related to finance, management, operations and risk. The skills and experiences Mr. Dutkowsky gained over his long and successful tenure as the Company’s CEO will continue to provide the Board with valuable insights as a Director and Executive Chairman.

Harry J. Harczak, Jr. Chicago, Illinois Age: 62 Director Since: 2008	Board Committees: • Chair of Audit • CyberTech	Current Other Public Directorships: • U.S. Cellular Corporation

Professional Highlights:

•  Managing Director of Sawdust Capital, LLC (a private investment firm) since 2008

•  Executive at CDW Corporation (a leading direct marketer of IT hardware and software products) from 1994 until 2007, serving his last five years as Executive Vice President and as an Executive Committee member. He was also CDW’s CFO for seven years

•  16-year tenure with PricewaterhouseCoopers as audit partner serving public and private clients in the retail, distribution, and financial services community

•  Serves on the Boards of Goodman Theatre of Chicago and DePaul University

•  Certified Public Accountant (inactive)

Mr. Harczak is a financial expert with extensive financial and operational knowledge providing the Board with an essential perspective on the needs of a technology distribution customer and the Company’s corporate strategy. Mr. Harczak was an audit partner at PricewaterhouseCoopers auditing public and private companies and the Chief Financial Officer (“CFO”) and senior executive for one of the largest IT resellers in the Americas. Mr. Harczak has substantial executive and financial experience within the IT distribution channel allowing Mr. Harczak to provide significant value related to finance, management, operations and risk.

2019 Proxy Statement	9

Bridgette P. Heller St. Petersburg, Florida Age: 57 Director Since: 2016	Board Committees: • Audit • Governance and Nominating	Current Other Public Directorships: • None Past Public Directorships: • ADT Corporation • PCA International, Inc.

Professional Highlights:

•  Executive Vice President and President Nutricia with responsibility for both the Early Life Nutrition and Advanced Medical Nutrition divisions, and member of the Executive Committee for Danone from 2016 until January 2019

•  Executive Vice President of Merck & Co., Inc. and President of Merck Consumer Care from 2010 until 2015

•  President, Johnson & Johnson, Global Baby Business Unit from 2007 until 2010 and President, Global Baby Kids and Wound Care from 2005 until 2007

•  Founder and Managing Partner at Heller Associates from 2002 until 2005

•  CEO of Chung’s Foods, a privately held company manufacturing Asian food products from 2003 until 2004

•  17-year tenure with Kraft Foods, from 1985 until 2002, including as Executive Vice President and General Manager for the North American Coffee Portfolio

Ms. Heller has a strong background in marketing and the managing of a multi-national workforce. Ms. Heller’s unique in-depth knowledge around consumers and what drives sales contributes strongly to the Board’s ability to identify market demands and trends. Ms. Heller’s qualifications include significant experience in senior leadership positions at large global companies, allowing Ms. Heller to provide substantial value related to international operations, marketing, finance, management, people-centered development and risk.

Richard T. Hume Clearwater, Florida Age: 59 Director Since: 2018	Board Committees: • None	Current Other Public Directorships: • None

Professional Highlights:

•  CEO of Tech Data Corporation since June 2018

•  Executive Vice President, Chief Operating Officer of Tech Data Corporation from March 2016 to June 2018

•  30-year tenure with IBM serving in several executive positions including, most recently, General Manager and Chief Operating Officer of Global Technology Services from January 2015 until February 2016, General Manager, Europe from January 2012 until January 2015, and General Manager, Global Business Partners from 2008 until 2011

Mr. Hume led the Company’s regional operations as Chief Operating Officer (“COO”) from 2016 until Mr. Hume was appointed CEO of the Company in June 2018. The experiences and skills Mr. Hume developed as a senior executive at one of the world’s leading technology companies bring considerable value related to finance, marketing, management, global business transformation, operations, risk and strategy. As the CEO, Mr. Hume’s direct participation on the Board is essential to the effective implementation of corporate strategy, governance oversight and to the Company and Board’s direction.

10	Tech Data Corporation

Kathleen Misunas New York, New York Age: 68 Director Since: 2000	Board Committees: • Chair of CyberTech • Compensation	Current Other Public Directorships: • Boingo Wireless, Inc. Past Public Directorships: • Canadian Tire Corporation

Professional Highlights:

•  Principal of Essential Ideas (a business advisory service), founded by Ms. Misunas in 2001

•  CEO of AirTreks, Inc. in 2001

•  CEO and President of brandwise LLC in 1999 and 2000

•  Employed by Reed Elsevier PLC from 1996 until 1998, serving as CEO of Reed Travel Group in 1997 and 1998

•  22-year tenure with AMR Corporation, last serving as President and CEO of the SABRE Group (a division of AMR Corporation) and CIO of American Airlines, Inc.

Ms. Misunas has held executive management positions in global distribution and product automation businesses, including in the roles of CEO, president and chief information officer. Given the importance of the Company’s engagement with customers through various enterprise systems and e-commerce initiatives and the importance of the security of our IT systems, Ms. Misunas’s experience and expertise in this area is of significant value to the Company. Additionally, Ms. Misunas’s background in scaling businesses has provided human resource expertise, as well as compensation and benefits knowledge to the Company. Ms. Misunas’s skills and experiences related to management, operations, people-centered development and risk provide significant value to the Board.

Thomas I. Morgan Ponte Vedra Beach, Florida Age: 65 Director Since: 2007	Board Committees: • Chair of Compensation • Governance and Nominating	Current Other Public Directorships: • Rayonier Advanced Materials, Inc. Past Public Directorships: • Rayonier, Inc. • ITT Educational Services, Inc.

Professional Highlights:

•  CEO and Chair of the Board of Baker & Taylor, Inc. (a leading distributor of physical and digital books) from 2008 until 2013

•  CEO and a member of the Board of Directors of Hughes Supply, Inc. from May 2003 until March 2006 when the company was acquired by The Home Depot, Inc. Joined Hughes Supply in 2001 as President and Chief Operating Officer

•  CEO of EnfoTrust Network from 2000 until 2001

•  CEO of Value America in 1999

•  CEO of US Office Products from 1997 until 1999

•  22-year tenure with Genuine Parts Company in several senior management positions

Mr. Morgan brings to the Board a deep understanding of the global challenges and opportunities faced by low-margin complex distribution models who operate in a dynamic market. Mr. Morgan’s significant business experiences, holding CEO and other senior executive officer positions at distributors of various products, including IT products, and physical and digital content and value added services contributes strongly to the Board’s activities. Mr. Morgan’s leadership roles in different distribution markets provide substantial value to the Company related to management, international operations and risk.

2019 Proxy Statement	11

Patrick G. Sayer Paris, France Age: 61 Director Since: 2012	Board Committees: • Compensation • CyberTech	Current Other Public Directorships: • Eurazeo • Europcar Mobility Group Past Public Directorships: • ANF Immobilier • Rexel SA • Accor SA

Professional Highlights:

•  Since March 2018, President of Augusta SAS, an investment platform aimed at fostering the growth of other companies, notably in the technology, retail and real estate sectors

•  CEO of Eurazeo SA, one of Europe’s leading publicly-held investment companies with more than 5 billion euros in assets from 2002 until March 2018

•  20-year tenure at Lazard, an international financial advisory and asset management firm, he last served as managing director and head of Lazard’s Technology and Media group

•  Judge at the Paris Court of Commerce

Mr. Sayer has a deep understanding of financial markets and is well suited to assist the Board in its global investments and merger and acquisition decisions. Mr. Sayer’s extensive international business and finance experience allow Mr. Sayer to provide value related to finance and international operations, with a focus on European markets. Mr. Sayer brings insight related to transactional success and the delivery of performance that will attract investment.

Savio W. Tung Scarsdale, New York Age: 68 Director Since: 2010	Board Committees: • Compensation • Governance and Nominating	Current Other Public Directorships: • Bank of China (Hong Kong) Limited Past Public Directorships: • Wireless Telecom Group Inc.

Professional Highlights:

•  One of the founding partners of Investcorp (a global investment firm), where Mr. Tung is a Senior Advisor and the Chairman of Investcorp Technology Partners

•  11-year tenure with Chase Manhattan Bank, serving in its offices in New York, Bahrain, Abu Dhabi and London

•  Board Member and Treasurer of the Aaron Diamond AIDS Research Center and Board Member of Committee of 100

•  Former Trustee of Columbia University and also served on the Board of the Columbia Investment Management Company and the Columbia University Medical Center Committee

Mr. Tung has significant global financial expertise in the areas of investments, mergers and acquisitions and capital planning which brings a valuable perspective to the Board. Mr. Tung’s extensive Asian international business and financial experience allow Mr. Tung to provide value related to finance, international operations, and capital markets, with a focus on the economic forces and trends influencing the Company around the world.

12	Tech Data Corporation

QUALIFICATIONS AND EXPERIENCE OF DIRECTOR NOMINEES

The Governance and Nominating Committee has led an initiative to develop a matrix identifying key director skills, to evaluate the extent to which the members of the Board possess those skills, and to highlight the skills most critical to support the Company’s strategy. The Company’s strategy consists of four pillars: invest in next generation technologies, strengthen our end-to-end portfolio, transform the Company digitally, and optimize our global footprint. We summarize this strategy as “moving to higher value.” Below is a table that lists six critical skills to support the pillars of the Company’s strategy, the number of directors who possess such skills, and the pillars of the strategy to which each skill relates.

This high-level summary is not intended to be an exhaustive list of each of our director nominee’s skills or contributions to the Board. Further information on each director nominee, including some of their specific experience, qualifications, attributes or skills is set forth in the biographies on pages 8 to 12 of this Proxy Statement.

Invest in Next-Generation Technologies	Strengthen Our End-to-End Portfolio	Transform Tech Data Digitally	Optimize our global footprint

OUT OF 10 DIRECTOR NOMINEES

STRATEGIC PLANNING Develop and oversee the execution of the Company’s strategic plan in a dynamic and global marketplace
CHANGE MANAGEMENT Experience leading large organizations through transformational change
PEOPLE, TALENT & CULTURE Senior leadership experience in skills and talent development, succession planning, culture creation and change
EMERGING TECHNOLOGIES Experience in digital transformation, and emerging technologies such as cloud, big data, analytics, and security
MERGERS & ACQUISITIONS Oversee the selection and valuation of targets, negotiation and completion of transactions, and post-closing integration
IT DISTRIBUTION & RELATED INDUSTRY Experience as senior executive in the distribution channel or related businesses, including IT and independent software vendors, wholesale distributors, or resellers

2019 Proxy Statement	13

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

The Company’s Executive Chairman of the Board presides at all meetings of the Board and of the shareholders. The Executive Chairman also manages the relationships between the Board and the Company’s management and shareholders. Currently, the Company’s Executive Chairman is Robert M. Dutkowsky.

On June 6, 2018, Richard T. Hume became the Company’s CEO and a member of the Board. Mr. Dutkowsky remained on the Board as Executive Chairman. As Executive Chairman, Mr. Dutkowsky’s duties include those of Executive Chairman plus the following additional duties as an employee: (i) provide advice and counsel to the CEO on a regular basis; (ii) at the request and direction of the CEO, engage in critical vendor and customer relationships and community involvement; and (iii) at the request and direction of the CEO or the Board, be involved in specified special projects. In addition to an Executive Chairman, the Board has a lead independent director designated by the Governance and Nominating Committee, which is comprised solely of independent directors. Charles E. Adair was the lead independent director for fiscal 2019. The lead independent director chairs the meetings of the independent directors and is responsible for consolidating and expressing the views of the independent directors to the Board. The lead director’s other functions include: (i) serves as a liaison between the Executive Chairman and the independent directors, (ii) discusses and agrees upon the nature and type of information to be sent to the Board, (iii) approves meeting schedules to assure that there is sufficient time for discussion of all agenda items, (iv) has the authority to call meetings of the independent directors, and (v) if requested by major shareholders, ensures that he or she is available for consultation and direct communication.

The Board’s leadership structure allows the Board to benefit from the leadership and direct participation of the Company’s current CEO and, its long-standing former CEO as well. At the same time, the leadership structure provides for a strong lead independent director with defined duties and responsibilities to facilitate the ability of the independent directors to provide independent and cohesive oversight and guidance.

The Board as a whole is responsible for Company risk oversight. Some of this oversight is exercised through the Board’s Committees, which report on their deliberations to the Board. The Board and its Committees solicit and receive reports from management on current and potential risks that are identified by either management or the Board. Areas of focus include competitive, economic, operational, financial, accounting, legal, regulatory, and compliance risks. The areas of risk overseen by the Board and its committees are summarized below. Each Committee meets with key management personnel and outside advisors.

14	Tech Data Corporation

Board/Committee	Primary Areas of Risk Oversight
Board

Strategic, financial and execution risks and exposures, major litigation and regulatory and compliance exposures, risks and exposures associated with significant acquisitions, CEO succession planning, and other matters that may present material risks to the Company.

Audit Committee

Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, and disclosure and internal controls. Also risks and exposures associated with ethics and compliance.

Compensation Committee	Risks and exposures associated with executive and overall compensation and benefits, including equity incentive plans, leadership assessment, and management succession planning.
Governance and Nominating Committee

Risks and exposures related to environmental, social and governance (“ESG”) matters, shareholder relations and communications, Board and committee structures, Board performance, crisis management, and director succession planning.

CyberTech Committee	Risks and exposures related to the Company’s information technology strategy and systems, cybersecurity preparedness, and data privacy.

AUDIT COMMITTEE

The Audit Committee assists the Board in fulfilling its oversight responsibilities for the reliability and integrity of financial reports and other financial information, compliance with legal and regulatory requirements, and with the Company’s systems of disclosure controls and internal controls over accounting and financial reporting and the audit process. The Audit Committee performs these functions by serving as an independent and objective party to monitor the financial reporting process and the disclosure and internal control systems. The Audit Committee has the authority and responsibility to select, oversee the performance of, and replace the independent accounting firm, and to oversee the activities and select or replace the provider of the internal audit function. The Audit Committee provides an open channel of communication between the independent accounting firm, management, internal audit, and the Board; reviews accounting and auditing issues identified by the independent accounting firm and by management in order to assess their potential impact on the Company; reviews reports from the Disclosure Committee, which is a committee of management; reviews reports and oversees the investigation of concerns regarding accounting, internal control, or auditing matters; and establishes procedures to receive complaints regarding the ethics of employees and Board members. To review the complete statement of duties and responsibilities of the Audit Committee, please see the Audit Committee Charter posted on the Corporate Governance section of the Investor Relations area of our website at http://investor.techdata.com.

The Audit Committee has a policy requiring pre-approval of all services to be provided by the Company’s independent accounting firm and will not approve prohibited non-audit services. See further discussion of the Company’s policy under POLICY ON PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN PROPOSAL NO. 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2020.

2019 Proxy Statement	15

The members of the Audit Committee are Harry J. Harczak, Jr. (Chair), Charles E. Adair, Karen M. Dahut and Bridgette P. Heller. The Board has determined that Charles E. Adair and Harry J. Harczak, Jr. are “audit committee financial experts” as defined by Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934 (the “Exchange Act”). All members of the Audit Committee are independent as defined by applicable law and the listing requirements of NASDAQ. The Audit Committee met nine times during fiscal 2019.

COMPENSATION COMMITTEE

The Compensation Committee is responsible for establishing the strategy for compensation, equity incentives, and benefits of the executive officers of the Company. The Committee recommends to the Board the annual compensation, equity grants, and benefits of the Executive Chairman and of the CEO. The Committee approves the executives’ compensation programs and plans, including the methodologies for setting salaries and cash incentives, as well as equity-based incentive plans and other benefits, and determines the salary and other compensation of all executive officers of the Company other than the CEO. The Committee also administers the 2018 Equity Incentive Plan of Tech Data Corporation (the “Equity Plan”) and the Company’s Executive Incentive Bonus Plan (the “Bonus Plan”). Succession plans for the CEO’s direct reports and the regional presidents are reviewed by this Committee. The Committee reviews and discusses with management the Compensation Discussion and Analysis (the “CD&A”) prepared for inclusion in the Company’s Annual Report on Form 10-K and Proxy Statement and, based on such review, determines whether to recommend that the CD&A be included in the Annual Report on Form 10-K and the Proxy Statement. The Committee also prepares the Compensation Committee Report furnished with the Company’s Proxy Statement each year. The Committee’s processes and procedures for the consideration and determination of executive compensation, including the role of executive officers of the Company in making recommendations to the Committee regarding executive compensation and the role of compensation consultants in assisting the Committee in its functions, are described below in the COMPENSATION DISCUSSION AND ANALYSIS section. To review the complete statement of duties and responsibilities of this Committee, see the Compensation Committee Charter posted on the Corporate Governance section of the Investor Relations area of our website at http://investor.techdata.com.

The members of the Compensation Committee are Thomas I. Morgan (Chair), Kathleen Misunas, Patrick G. Sayer and Savio W. Tung. All members are independent as defined by applicable law and the listing requirements of NASDAQ, “Non-Employee Directors” within the meaning of the Rule 16b-3 under the Exchange Act, and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”). During fiscal 2019, the Compensation Committee held five regularly scheduled meetings and two additional special meetings, for a total of seven meetings.

Compensation Committee Interlocks and Insider Participation

During fiscal 2019, none of the members of the Compensation Committee were, and none currently are, an employee or officer of the Company or had any relationship requiring disclosure under Items 404 or 407 of Regulation S-K under the Exchange Act. In addition, during fiscal 2019, none of the Company’s executive officers has served as a member of the Board or compensation committee of any other entity that has or has had one or more of its executive officers serving as a member of the Company’s Board or Compensation Committee.

16	Tech Data Corporation

GOVERNANCE AND NOMINATING COMMITTEE

The Governance and Nominating Committee assists the Board in ensuring that the Board is appropriately organized and qualified to meet its fiduciary duties to the Company and its shareholders. The Committee develops and recommends the Company’s Corporate Governance Principles to the Board, and assists in determining if the Board and committee members are qualified to serve in their assigned capacities. This Committee establishes policies for the identification, evaluation, and selection of director nominees, the structure and operations of the committees, shareholder communication with the Board, and Board member attendance at the Annual Meeting. The Committee establishes policies for Board and Board member evaluation, including assessments for each director and a separate evaluation for the Executive Chairman, every two years, using an external evaluator. The Committee reviews the continuing education program for Board members and oversees ESG matters. To review the complete statement of duties and responsibilities of this Committee, see the Governance and Nominating Committee Charter available in the Corporate Governance section of the Investor Relations area of our website at http://investor.techdata.com.

The members of the Governance and Nominating Committee are Charles E. Adair (Chair), Bridgette P. Heller, Thomas I. Morgan and Savio W. Tung. All Governance and Nominating Committee members are independent as defined by Rule 5605(a)(2) of the listing requirements of NASDAQ. During fiscal 2019, the Governance and Nominating Committee held five regularly scheduled meetings and one additional special meeting, for a total of six meetings.

CYBERTECH COMMITTEE

The CyberTech Committee assists the Board in overseeing the plans and accountability of management regarding the Company’s IT strategy and landscape and cybersecurity preparedness, assessing the adequacy of strategy, resources and funding necessary to sustain and advance successful IT programs and the cybersecurity environment at the Company. The Committee further provides advice and recommendations related to enhancing existing and developing future IT strategy and development, cybersecurity, and data privacy initiatives at the Company. The Committee reviews the Company’s overall IT strategy and development, cybersecurity plan and information protection management strategy and related risks. The Committee reviews reports from the Company on IT and cyber risks and future plans of the Company related to the security and storage of Company data and the establishment and maintenance of IT and cybersecurity controls and processes. To review the complete statement of duties and responsibilities of this Committee, see the CyberTech Charter available in the Corporate Governance section of the Investor Relations area of our website at http://investor.techdata.com.

The members of the CyberTech Committee are Kathleen Misunas (Chair), Harry J. Harczak, Jr., Karen M. Dahut and Patrick G. Sayer. The CyberTech Committee met four times during fiscal 2019.

EXECUTIVE SESSIONS

The Board holds an executive session at each quarterly board meeting and may hold such sessions during special meetings. Executive sessions of the Board are attended only by the independent directors and such other attendees as they may request. The executive sessions of the Board are led by the lead independent director.

2019 Proxy Statement	17

ENVIRONMENTAL, SOCIAL AND GOVERNANCE

As we fulfill the Company’s overall purpose of continuously satisfying the world’s ever-evolving demand for technology, we also remain committed to being a responsible corporate citizen. Our commitment to ESG matters contribute to our designation as one of Fortune magazine’s “World’s Most Admired Companies” for 10 consecutive years. The programs described below are consistent with our shared values of Integrity, Excellence, Accountability, Collaboration and Inclusion.

Environmental

We recognize that a healthy environment and safe workplaces are critical to our business, strategy, society, and people. We address environmental issues in an integrated manner to encompass protection of the environment as well as colleague health and safety. The environmental, health and safety (“EHS”) systems, processes and tools in place across our footprint enable us to meet or exceed governmental and industry requirements. We are also committed to continuous improvement in our performance. Notable Environmental/EHS highlights include:

•

We seek to reduce waste and increase energy efficiency across our footprint. Energy efficiency efforts include: a LEED-certified San Antonio facility, selective installation and retrofitting of LED lighting at logistics centers and large offices, solar panel installation at one of our main offices, and expanded recycling programs for pallets, cardboard, batteries and electronics.

•

We maintain certification to ISO 9001:2015 (Quality Management Systems) for all of our logistics centers in the U.S., and most of our logistics centers in Europe, as well as ISO 14001:2015 (Environmental Management Systems) for our facilities in Georgia, Spain, Sweden and Singapore. In addition, our facility in Ohio has earned OHSAS 1801:2017 Health Safety Management Systems Certified.

•	Risk reduction through implementation of our Injury and Illness Prevention Program, as well as enhanced safety training and new safety software programs across our footprint.

•

A focus on leading indicators of safety performance, such as behaviors and minor incidents, enables us to drive continuous improvement, which is important for sustaining our corporate culture and reducing risk.

Social

The Company is proud to be recognized as a great place to work, a leader in the promotion and practice of diversity and inclusion, and an involved, positive member of the local communities where we live and work. We take a holistic approach to our social strategy, striving to create a culture where talented people want to come to work, develop their careers, become leaders, and make a difference for all our stakeholders and communities. Notable social highlights include:

•

We have long engaged in supporting workforce diversity and formally established an Office of Diversity and Inclusion in 2014. We believe that diversity and inclusion (“D&I”) in our global workforce produces more innovative results and provides a competitive advantage.

•

We are focused on driving continuous improvement in the diversity of our senior leadership ranks. We require that for all positions of vice president and above, at least one woman and one ethnic minority must be interviewed for openings in the U.S., and at least one woman for openings outside of the U.S.

•	We have five business resource groups (“BRGs”) – with groups dedicated to i) empowering women; ii) supporting military veterans and their families; iii) driving recruitment, retention,

18	Tech Data Corporation

enablement and advancement of African-Americans; iv) promoting a safe and welcoming environment regardless of sexual orientation or gender identity; and v) empowering Hispanic/Latino colleagues. Each BRG has a charter and executive sponsor, contributes to our culture, and determines their own leadership and enriches our company culture.

•	Our D&I efforts have global impact, with a Global D&I Council, four regional councils (in North America, Latin America, Europe and Asia-Pacific), and local councils in a number of our locations.

•	We have received broad-based positive recognition for our D&I efforts, including receiving a 100 percent rating on the Human Rights Campaign’s Corporate Equality Index every year from 2009 to 2019.

•

Our Community Service Volunteer Program encourages colleagues to actively support their communities by providing them with paid time off from work to participate in public service activities. Each calendar year, all full-time non-exempt U.S. employees are eligible for up to 16 hours of paid time off to be used for community service activities that occur during regular work hours. Exempt employees have regular opportunities to participate during working hours at Company-sponsored community service events throughout the year.

Governance

We are committed to maintaining a strong corporate governance program that complies with all requirements, reflects best practices and continues to evolve as new expectations and opportunities emerge. Notable governance highlights include:

•

Our Board acts in the best interest of the Company and its stakeholders, and meets or exceeds evolving regulatory, stakeholder, business and other requirements. The Board operates under Corporate Governance Principles, which together with the Articles of Incorporation, Bylaws, and committee charters constitute the primary structure for the Company’s governance.

•	Eight of our 10 Board members are independent, according to rules established by the SEC and the NASDAQ Stock Market.

•

Our Board has four committees – Audit, Compensation, Governance and Nominating, and CyberTech – which are responsible for overseeing key strategy areas for the Company. Each Committee’s responsibilities are clearly outlined in their respective charter documents.

•	The Governance and Nominating Committee of our Board oversees ESG initiatives.

•

Our Board is comprised of 40% gender and ethnic diverse directors, which is a result of a concerted effort by the Board’s Governance and Nominating Committee to identify strong candidates that provide a wide range of perspectives, competencies and knowledge to complement the Board’s skills, diversity and experiences. We have received “Winning” status from 2020 Women on Boards for exceeding 20 percent female representation on our Board.

•

Our CyberTech Committee provides Board oversight of our cybersecurity efforts. The committee is responsible for overseeing the Company’s technology strategy and development, cybersecurity plan and information protection management strategy.

•	Our Global Code of Conduct applies to our Board, executives, colleagues and agents acting on behalf of the Company around the world.

•

We apply our Global Code of Conduct to suppliers through our Supplier Integrity Principles, which apply to all suppliers, vendors, contractors, agents, intermediaries and other similar parties. These principles cover Anti-Bribery and Anti-Corruption, Conflicts of Interest, Human Rights and Workplace Safety, Harassment and Discrimination, Respecting the Environment and Communities, and Protection of Information.

2019 Proxy Statement	19

•	Anyone can ask questions or share concerns with Tech Data’s Ethics and Compliance team via email (EthicsandCompliance@techdata.com) or via our confidential Ethics Line.

RELATED PERSON TRANSACTIONS

Management and the Audit Committee of the Board review all potential related person transactions. The Audit Committee is mandated by its charter to review and determine whether to approve related person transactions and has adopted a policy for such review. Management and the Audit Committee look to the rules of NASDAQ and of the SEC to determine what transactions may be considered to be of concern and apply these rules as the standard to determine whether a transaction or relationship would be permitted. Potential transactions or circumstances that may qualify as a related person transaction are reported to the Disclosure Committee of the Company and reviewed by the Audit Committee. The Audit Committee may approve, disapprove, or ratify a transaction and may issue conditions to ensure the transaction is conducted in a fair manner, consistent with the best interests of the Company and its shareholders.

Detailed questions are posed annually to the executive officers of the Company and to all members of the Board that require disclosure of any relationship or transaction that may be a related person transaction. These questionnaire responses are reviewed by management and disclosures are analyzed and reported to the entire Board. Potential issues are investigated. Related person transactions, if any, would be reviewed by the Board with respect to the independence of the Board member.

During fiscal 2019, the Company reviewed two related person transactions requiring disclosure under Item 404(a) of Regulation S-K under the Exchange Act. During fiscal 2019, a company for which Ms. Heller’s sister-in-law serves as President purchased products at an aggregate purchase price of approximately $925,000 from the Company. Ms. Heller’s sister-in-law is Sheryl Heller and the name of the company is Twin Peaks Geeks, Inc. The Board determined that these transactions did not impair Ms. Heller’s independence. During fiscal 2019, iPass, Inc., a company for which Mr. Hume’s sister-in-law, Patricia Hume, served as Chief Operating Officer, purchased products or services at an aggregate purchase price of approximately $321,000 from the Company. The Twin Peaks Geeks, Inc. and iPass, Inc. purchases were made at fair market value and on an arms’ length basis.

On June 6, 2018, Richard T. Hume was promoted from COO to CEO and was elected to the Board. Mr. Hume’s compensation for fiscal 2019 is disclosed in the SUMMARY COMPENSATION TABLE. Also on that date, Mr. Dutkowsky, the Company’s prior CEO, became Executive Chairman of the Board and continued as an employee. Mr. Dutkowsky’s CEO compensation for fiscal 2019 is disclosed in the SUMMARY COMPENSATION TABLE and his Executive Chairman and related employee compensation is disclosed in the FISCAL 2019 BOARD OF DIRECTORS COMPENSATION TABLE. The independent members of the Board approved the compensation for Mr. Hume and Mr. Dutkowsky.

20	Tech Data Corporation

DIRECTOR ELECTIONS AND COMPENSATION

CANDIDATES FOR THE BOARD AND SHAREHOLDER RECOMMENDATIONS

The Governance and Nominating Committee will consider director candidates recommended by our shareholders, other Board members, and executives. The recommendation and evaluation process for candidates recommended by shareholders does not differ from the process followed for other candidates. Shareholders wishing to recommend a candidate should do so by submitting the recommendation in writing to the Chair of the Governance and Nominating Committee or to the Company’s CEO at 5350 Tech Data Drive, Clearwater, Florida 33760. Any recommendation submitted must include a resume, personal references, and background information as well as the name and contact information of the recommending shareholder. Florida law requires that all candidates must be at least 18 years of age to qualify. All qualified candidates will be considered for nomination in accordance with the provisions of the Company’s Corporate Governance Principles that are available in the Corporate Governance section of the Investor Relations area of our website at http://investor.techdata.com and such other criteria as may be established by the Governance and Nominating Committee at the time an open position on the Board is being considered to be filled.

At a minimum, candidates for a position on the Company’s Board should have qualities including but not limited to: (i) high ethical standards; (ii) sound integrity; (iii) an inquisitive nature; (iv) a strong commitment to make decisions and take actions guarding the long-term interests of shareholders; (v) seasoned judgment; (vi) a record of outstanding skills and accomplishments in their personal careers; and (vii) the ability and desire to communicate and participate actively in board and committee sessions. The Company’s Corporate Governance Principles continue to focus on the Board’s commitment to seek in its members a broad range of diverse backgrounds, experiences and skills including: business analysis; international; gender, racial, ethnic and cultural diversity; strategic planning; marketing; management of financial reporting and internal controls; corporate financings; acquisitions and divestitures; information technology; global business trend assessment; and other backgrounds, experiences and skills relevant to the Company’s business. The Committee implements its consideration of such diversity as part of a variety of weighted factors in evaluating Board nominees and assesses the effectiveness of its nomination process based on the potential nominees that result in light of existing Board membership and identified strategic needs.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Company currently has ten directors who serve on the Board. At the 2019 Annual Meeting, all ten of our current directors will stand for election, for a total of ten (10) nominees.

All directors are to hold office for annual terms or until their successors have been elected and qualified or as otherwise provided in the Company’s Bylaws. In the event any nominee is unable to serve, the persons designated as proxies may cast votes for other persons as substitute nominees. The Board has no reason to believe that any of the nominees named below will be unavailable, or if elected, will decline to serve.

The section titled CORPORATE GOVERNANCE MATTERS of this Proxy Statement contains more information about the leadership skills and other experiences that caused the Governance and Nominating Committee and the Board to determine that these nominees should serve as directors of the Company.

2019 Proxy Statement	21

Director Nominees

Name	Age*	Independent
Charles E. Adair	71	✓
Karen M. Dahut	55	✓
Robert M. Dutkowsky	64
Harry J. Harczak, Jr.	62	✓
Bridgette P. Heller	57	✓
Richard T. Hume	59
Kathleen Misunas	68	✓
Thomas I. Morgan	65	✓
Patrick G. Sayer	61	✓
Savio W. Tung	68	✓

*	As of Annual Meeting date.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THIS PROPOSAL TO ELECT THE TEN DIRECTOR NOMINEES NAMED ABOVE.

DIRECTORS COMPENSATION

It is the Board’s policy that compensation for the Executive Chairman and independent directors should be a mix of cash and equity-based compensation. The Executive Chairman and independent directors receive a base annual retainer fee, plus reimbursement for reasonable out-of-pocket expenses. In addition to the base annual retainer fee, each Committee chair receives an annual chair retainer and the members of each Committee receive a Committee membership retainer.

The annual retainer amounts for fiscal 2019 are set forth in the following table:

POSITION	ANNUAL RETAINER
Executive Chairman of the Board	$ 200,000
Independent Board members	$ 80,000
Lead Director	$ 25,000
Audit Committee Chair	$ 25,000
Other Audit Committee members	$ 12,500
Compensation Committee Chair	$ 20,000
Other Compensation Committee members	$ 7,500
Governance and Nominating Committee Chair	$ 12,500(1)
Other Governance and Nominating Committee members	$ 5,000
CyberTech Committee Chair	$ 12,500
Other CyberTech Committee members	$ 5,000

(1)	If the chair of the Governance and Nominating Committee is also the Lead Director, only the Lead Director retainer is paid.

In addition to the annual retainer, a special meeting attendance fee of $1,500 per meeting (of 50 minutes or more in length) may be paid if there are significantly more special meetings than the regularly scheduled Board or Committee meetings.

22	Tech Data Corporation

With respect to equity-based compensation, the Executive Chairman and independent directors receive equity incentives generally consistent with the philosophy for granting equity incentives to executive officers; i.e., to enable the Executive Chairman and non-employee directors to acquire and increase their proprietary interest in the long-term success of the Company, thus providing them with economic incentives linked to the Company’s financial performance and providing shareholder value. Stock options (other than incentive stock options), stock appreciation rights, restricted stock and other stock-based awards may be awarded under the Equity Plan based upon the recommendation of the Compensation Committee and approval of the Board. The Board may consider such factors as affordability of the awards to the Company, alignment with shareholder interests, and the retention and recruitment of effective directors. Consistent with prior years, the fiscal 2019 annual equity grant was in the form of restricted stock units (“RSUs”).

The Company’s Corporate Governance Principles include Board-approved director stock ownership guidelines. All directors are required to accumulate shares of Company stock through direct purchases or retention of equity incentives, equal in value to a multiple of the base annual retainer (the “Stock Ownership Requirement”). Both unvested and vested RSUs are included for purposes of determining a Director’s attainment of the applicable target accumulations. In fiscal 2019, the Stock Ownership Requirement for the Executive Chairman and independent Directors was five times the base annual retainer. The Stock Ownership Requirement changed in June 2018 and now must be met no later than the fifth anniversary of a director’s initial election or appointment. Until the Stock Ownership Requirement is met, a director must retain 100% of the net shares generated, after tax, upon the vesting or net settlement of RSUs and 50% of the net shares generated, after tax, upon the vesting, settlement or exercise as applicable of any other equity incentive awards.

The following table summarizes the compensation paid to or earned by the Executive Chairman and independent directors during fiscal 2019:

FISCAL 2019 BOARD OF DIRECTORS COMPENSATION TABLE

Name	Fees Earned or Paid in Cash($)(1)		Stock Awards ($)(2)	All Other Compensation ($)		Total ($)

Charles E. Adair	117,500		130,031	—		247,531

Karen M. Dahut	97,500		130,031	—		227,531

Robert M. Dutkowsky	100,000	(3)	130,031	188,769	(4)	418,800

Harry J. Harczak, Jr.	110,000		130,031	—		240,031

Bridgette P. Heller	97,500		130,031	—		227,531

Kathleen Misunas	100,000		130,031	—		230,031

Thomas I. Morgan	105,000		130,031	—		235,031

Patrick G. Sayer	92,500		130,031	—		222,531

Savio W. Tung	92,500		130,031	—		222,531

(1)	These fees include the Board and Committee annual retainers for each director.
(2)

The amounts for the year represent the aggregate grant date fair value of the awards, all of which were RSUs, computed in accordance with ASC Topic 718. See the Company’s Annual Report on Form 10-K for the year ended January 31, 2019, Item 8—Employee Benefits Plans, for the assumptions used in valuing these RSUs. For all recipients, the RSUs were granted on June 6, 2018 and have a grant date fair value of $89.43 per unit. The RSUs fully vest one year from the date of grant. Upon vesting, the RSUs are settled in shares of the Company’s common stock. Outstanding RSUs unvested at the end of fiscal 2019 and vesting in fiscal 2020: Adair—1,454; Dahut—2,296;

2019 Proxy Statement	23

Dutkowsky—1,454; Harczak—1,454; Heller—2,334; Misunas—1,454; Morgan—1,454; Sayer—1,454; Tung—1,454. Vesting in fiscal 2021: Dahut—867. At the time of the grant, the number of RSUs awarded to a director is determined by dividing the amount of the award by the grant date fair value and rounding up to the nearest whole RSU.

(3)	This amount represents the annual retainer paid to Mr. Dutkowsky for his service as Executive Chairman of the Board beginning on June 6, 2018.
(4)

This amount represents Mr. Dutkowsky’s compensation as a continuing employee after his role as CEO ended on June 5, 2018 and consists of an annual salary of $300,000, prorated from June 6, 2018, and contributions by the Company to his 401(k) Savings Plan ($692).

24	Tech Data Corporation

INDEPENDENT ACCOUNTING FIRM AND AUDIT MATTERS

REPORT OF THE AUDIT COMMITTEE

Audit Committee Role

Management is responsible for the Company’s internal controls and the financial reporting process. The independent accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing reports thereon. The Audit Committee’s responsibility is to monitor these processes. The Audit Committee meets with management, the internal audit group, and the independent accounting firm to facilitate communication. The Audit Committee has the authority and available funding to investigate any matters within the scope of its responsibilities and to retain such outside counsel, experts, and other advisors as it determines appropriate to assist it in the conduct of any such investigation. In addition, the Committee appoints the Company’s independent accounting firm and pre-approves all audit and non-audit services to be performed by the independent accounting firm.

In this context, the Audit Committee has discussed with the Company’s independent accounting firm the overall scope and plans for the independent audit. The Audit Committee reviewed and discussed the audited financial statements with management and the independent accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Discussions about the Company’s audited financial statements included the independent accounting firm’s judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also discussed with the independent accounting firm the other matters required to be discussed by PCAOB Auditing Standard No. 16 (Communications with Audit Committees). The Audit Committee reviewed the scope and results of the testing of internal controls with management, the internal audit group and the independent accounting firm. Management’s report and the independent accounting firm’s report and attestation on internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act were reviewed and discussed by the Audit Committee with management and the independent accounting firm.

Independence of Accounting Firm

The Company’s independent accounting firm provided to the Audit Committee the written disclosures and the letter required by Rule 3526 of the PCAOB, and the Committee discussed the independent accounting firm’s independence with management and the independent accounting firm. In addition, the Committee considered whether the non-audit services provided by the independent accounting firm could impair its independence and concluded that such services would not.

Recommendation

Based on: (i) the Audit Committee’s discussion with management and the independent accounting firm; (ii) the Audit Committee’s review of the representations of management; and (iii) the report of the independent accounting firm to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2019 (the “Fiscal 2019 10-K”) filed with the SEC.

AUDIT COMMITTEE:

Harry J. Harczak, Jr., Chair

Charles E. Adair

Karen M. Dahut

Bridgette P. Heller

The report of the Audit Committee shall not be deemed to be filed with the SEC except to the extent that the Company specifically incorporates this information by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act.

2019 Proxy Statement	25

PROPOSAL NO. 2—RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2020

The Audit Committee selected Ernst & Young LLP (“Ernst & Young”) to serve as our independent registered public accounting firm (“independent accounting firm”) for fiscal 2020. In selecting the independent accounting firm, the Audit Committee considers the firm’s independence; the quality, responsiveness, and expertise of the engagement team; the firm’s experience, leadership, structure, and compliance and ethics programs; the record of the firm in regulatory, litigation, and accounting matters; the firm’s financial strength; the performance on prior audits and engagements; and the appropriateness of the fees charged. Ernst & Young has been engaged as the Company’s independent accounting firm beginning with fiscal 2001. The Audit Committee has decided to submit its selection of Ernst & Young as our independent accounting firm to our shareholders for ratification as a matter of good corporate practice, although this is not required in our Bylaws or otherwise. If the selection of Ernst & Young is not ratified, it will be considered a direction for the Audit Committee to review its future selection of our independent accounting firm. The Audit Committee retains the discretion to select a different independent accounting firm if it determines that such a change would be in the best interest of the Company and our shareholders.

The Audit Committee pre-approves and reviews audit and non-audit services performed by Ernst & Young as well as the fees charged by Ernst & Young for such services. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the accounting firm’s independence. To avoid potential conflicts of interest in maintaining auditor independence, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent accounting firm. We have not obtained any prohibited services from Ernst & Young. For additional information and details concerning the Audit Committee and its activities with Ernst & Young, see REPORT OF THE AUDIT COMMITTEE.

Representatives of Ernst & Young are expected to be present at the Annual Meeting, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from shareholders.

26	Tech Data Corporation

Independent Accounting Firm Fees

The following table shows all fees for professional services provided by Ernst & Young for fiscal 2019 and 2018.

	2019	2018
Audit fees(1)	$9,168,000	$11,743,000
Audit-related fees(2)	15,000	8,000
Tax fees(3)	1,796,000	1,178,000
Total	$10,979,000	$12,929,000

(1)

Audit Fees—This category includes the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K, review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, review and attestation of internal control over financial reporting and services that are normally provided by independent accounting firms in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions, and services in connection with SEC registrations and filings.

(2)

Audit-Related Fees—This category consists of assurance and related services rendered by Ernst & Young that are not reported under “Audit Fees.” The services for fees disclosed under this category may include due diligence in connection with contemplated acquisitions, accounting consultations, and attest services.

(3)	Tax Fees—This category consists of professional services rendered by Ernst & Young for tax return preparation, tax compliance, tax advice, and assistance with tax audits.

Policy on Pre-Approval of Audit and Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accounting firm. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is subject to a specific budget. Management is required to seek pre-approval of services that will exceed the budget or for services that are not detailed in an existing pre-approval. The Chair of the Audit Committee is delegated the authority to pre-approve certain services between regularly scheduled meetings, capped at a value of $500,000, with ratification by the Audit Committee at the next regularly scheduled meeting. Management reports quarterly to the Audit Committee regarding the extent of services provided by the independent accounting firm in accordance with this pre-approval, and the fees for the services performed to date. During fiscal 2019, all services were approved by the Audit Committee in accordance with this policy.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2020.

2019 Proxy Statement	27

COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee (the “Committee”) has reviewed the COMPENSATION DISCUSSION AND ANALYSIS section and discussed that analysis with management and the Committee’s independent compensation consultant. Based upon this review and discussion, the Committee recommended to the Board that the COMPENSATION DISCUSSION AND ANALYSIS section be included in the Company’s Fiscal 2019 10-K and Proxy Statement.

Compensation Committee:

Thomas I. Morgan, Chair

Kathleen Misunas

Patrick G. Sayer

Savio W. Tung

The report of the Compensation Committee does not constitute soliciting material and will not be deemed to be filed or incorporated by reference into any other filing by the Company under the Securities Act or the Exchange Act.

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we review the objectives and elements of the Company’s executive compensation program and discuss and analyze the fiscal 2019 compensation decisions for (i) our current and former CEO, (ii) our CFO and (iii) each of our three other most highly compensated executive officers who were employed as of the last day of fiscal 2019 (collectively, our NEOs):

•	Robert M. Dutkowsky—Executive Chairman and Former Chief Executive Officer

•	Richard T. Hume—Chief Executive Officer and Former Chief Operating Officer

•	Charles V. Dannewitz—Executive Vice President, Chief Financial Officer

•	Joseph H. Quaglia—President, the Americas

•	David R. Vetter—Executive Vice President, Chief Legal Officer

•	Patrick Zammit—President, Europe

The Company’s fiscal year is from February 1 through January 31, and therefore this report covers the time period from February 1, 2018 through January 31, 2019. Mr. Dutkowsky, Mr. Hume, Mr. Dannewitz, Mr. Vetter and Mr. Zammit were NEOs for fiscal 2018 and remain NEOs in fiscal 2019. Mr. Quaglia was an NEO in fiscal 2017. Effective June 6, 2018, Mr. Hume became the Company’s CEO and Mr.  Dutkowsky became the Company’s Executive Chairman.

Executive Summary

Fiscal 2019 was a year of strategic progress as we further defined and executed our move to higher value through our strategy of:

•	Investing in next-generation technologies

•	Strengthening our end-to-end portfolio

28	Tech Data Corporation

•	Transforming Tech Data digitally; and

•	Optimizing our global footprint.

This translates to delivering higher-value solution offerings to our channel partners; providing our colleagues with rewarding opportunities; and creating value for our shareholders through an enhanced financial profile with emphasis on growing operating income and delivering a return on invested capital (“ROIC”) above our weighted average cost of capital.

Our colleagues delivered a strong finish to a record fiscal year for the Company. Worldwide sales grew 11 percent to more than $37 billion, and our operating income, EPS, and ROIC showed strong improvement. Among our company’s most notable achievements during fiscal 2019 was completion of our major integration efforts and the attainment of the synergies we committed to when we announced the acquisition of Avnet, Inc.’s Technology Solutions business (the “TS Acquisition”) in fiscal 2017.

During fiscal 2019, the Company continued to emphasize pay-for-performance. At the same time, we continued to optimize our core businesses, maintained disciplined cost controls, and accelerated our capabilities in next generation technologies. Our focus on these areas allowed the Company to:

•	Gain profitable market share in key geographies—within select product categories, and with leading vendors;

•	Improve operating income by growing gross profit faster than operating costs; and

•	Deploy the right level of capital that yields solid operating cash flow generation and ROIC above our weighted average cost of capital (“WACC”).

The achievement of our primary business priorities and financial objectives help align the Company’s performance with the long-term interests of our shareholders. Successful execution is measured and rewarded in our compensation plan in the selection of our performance measures for the Company’s Bonus Plan and performance-based restricted stock units (“PRSUs”). The performance measures for our NEOs under the Company’s annual Bonus Plan are earnings per share (“EPS”), ROIC, regional profitability measured in dollars or euros, and regional profitability as a percentage of sales. The payout percentages for these performance measures varied in fiscal 2019 from 77.5% to 165%. The performance measure for our PRSUs remains worldwide cumulative operating income measured over a three-year period, and the payout for the PRSUs vesting in 2019 was at the maximum attainment of 150%. For detail regarding the Bonus Plan and PRSU performance targets, attainment levels, and payouts, see the PHILOSOPHY, PRACTICE AND DETERMINATION OF COMPENSATION FOR FISCAL 2019 – ANNUAL BONUS and FISCAL 2019 BONUS PAYOUT AMOUNTS ($) BY PERFORMANCE MEASURE – EQUITY AWARDS sections below.

Other key compensation-related actions in fiscal 2019 were:

The Company implemented a Recoupment Policy allowing it to require repayment of certain performance based compensation in the event of a financial restatement caused by a covered executive’s misconduct. All executive officers are subject to the Recoupment Policy.

The Company continued to increase the proportion of PRSUs granted to executive officers as a percentage of total overall compensation. See the FISCAL 2019 BONUS PAYOUT AMOUNTS ($) BY PERFORMANCE MEASURE – EQUITY AWARDS section below.

2019 Proxy Statement	29

The Company engaged in shareholder outreach to gather more information about our shareholders’ perspectives on compensation related issues, and after these discussions is disclosing more details about our annual Bonus Plan performance targets. See the SHAREHOLDER APPROVAL OF OUR PROGRAM section below.

What We Do and What We Do Not Do

Our compensation program is constructed in conformity with prevailing governance standards. The following are some of the key compensation practices we follow to drive performance, as well as some practices we avoid because we do not believe they promote our long-term goals.

	What We Do		What We Do Not Do

✓	Provide an annual bonus that is a significant portion of total direct compensation and that is performance-based and not guaranteed	✗	No dividends or dividend equivalents paid on unvested equity awards

✓	Mitigate undue risk in compensation programs	✗	No repricing of underwater stock options

✓	Maintain equity ownership guidelines for executives	✗	No tax gross-ups related to change in control

✓	Provide reasonable post-employment and change in control protection to executives	✗	No significant perquisites

✓	Use an independent compensation consultant who does not provide other services to the Company	✗	No hedging and pledging of Company securities by directors and executive officers

✓	Maintain a Compensation Committee comprised only of independent, non-employee directors

✓	Maintain a recoupment policy which, subject to its conditions, allows us to require the repayment of performance based compensation in the event of a restatement of the Company’s financial results

Shareholder Approval of our Program

At the Company’s most recent Annual Meeting held on June 6, 2018, the Company submitted its executive compensation program to an advisory vote of its shareholders (also known as the “say on pay vote”). This advisory vote received support from approximately 74% of the total votes cast at the annual meeting, a decline from the previous year’s approval rate of 96%.

The Company pays careful attention to shareholder feedback including the say on pay vote. Based on the decline in shareholder approval, the Company engaged in outreach efforts with its major shareholders regarding its compensation program. The Company requested meetings with ten of its largest shareholders holding over 50% of the Company’s shares, in addition to Glass Lewis and Institutional Shareholder Services (“ISS”). Four such shareholders, plus Glass Lewis and ISS, met with a Company management team consisting of the CEO, Chief Human Resources Officer, Corporate Vice President, Investor Relations and the Corporate Secretary. Six shareholders declined the meeting or

30	Tech Data Corporation

did not respond. In these engagement meetings, there was an expressed desire for the Company to disclose more specific details of its Bonus Plan performance targets. See PHILOSOPHY, PRACTICE AND DETERMINATION OF COMPENSATION FOR FISCAL 2019 – ANNUAL BONUS. The Company is disclosing its fiscal 2019 Bonus Plan performance targets in this Proxy Statement. In addition, there were questions regarding several one-time payments and equity grants made to NEOs in connection with the TS Acquisition. The management team explained that these one-time payments and grants were made in connection with a transformative transaction for the Company, and were not routine practice, even in circumstances where smaller or more routine acquisitions are made. The Company notes that there were no such one-time grants or payments in fiscal 2019.

Elements of Compensation

Principal Compensation Elements

Our compensation program is comprised of three fundamental elements that correspond to the various aspects of an executive’s responsibilities: base salary, annual cash incentive bonus and long-term equity awards (in aggregate, “target total direct compensation”). Our Company operates on a very low cost model, therefore compensation must be managed within strict financial constraints. Our compensation levels are based upon affordability related to the Company’s annual operating plan (the “AOP”). The types and sizes of equity awards are influenced by associated costs to the Company in relation to the AOP.

2019 Proxy Statement	31

The following table describes each of our compensation elements and the role it plays in promoting our compensation program goals, including rationale and philosophy related to those goals and elements:

Compensation Element	How Supports Goals	Rationale/ Philosophy
Base Salary	Attract and retain quality leaders.

The Company’s leaders identify and guide the execution of our strategies. They manage organization assets (people, physical assets, business relationships and capital) to achieve short-and long-term success. A competitive base salary is integral to securing the quality leadership talent needed and subject-matter expertise to compete in our competitive markets.

Bonus	Communicate key indicia of success; promote decision-making that maximizes performance results.

Bonuses strengthen the prospect of achieving performance goals because payment is contingent on achievement of performance measures that are aligned with the Company’s AOP. Additionally, bonuses help synchronize activity across the organization by communicating common expectations and coordinating executive activity.

Equity Awards	Retain leaders who drive performance to improve long-term shareholder value.

We commit to maintain a clear alignment between executive compensation and the creation of long-term shareholder value. We grant equity awards of such types, at such amounts and with such vesting patterns as to influence executive decision-making that enhances long-term Company performance. Equity compensation aligns executive and shareholder interests, connects performance and reward, promotes senior executive retention and encourages top management continuity.

32	Tech Data Corporation

Other Compensation Elements

We provide our NEOs with basic health and welfare benefits that are generally the same as those made available to other salaried employees located in the same jurisdiction. The table below highlights certain other compensation components we offer and as a general matter, certain components we have decided not to offer our NEOs consistent with our cost-sensitive approach to compensation. In connection with the TS Acquisition, the Company agreed to continue certain legacy benefits provided to Mr. Zammit, that the Company otherwise does not provide to its U.S. NEOs.

	WHAT WE OFFER		WHAT WE DO NOT OFFER

✓	Medical and dental insurance	✗	Supplemental or other non-qualified pension plans

✓	401(k) Savings Plan	✗	Post-retirement medical benefits

✓	Nonqualified deferred compensation plan	✗	Post-retirement life insurance benefits

✓	Executive Choice Plan*	✗	Tax reimbursement or “gross up” payments for Executive Choice Plan benefits

*

Our Executive Choice Plan benefit is for our U.S.-based executives and is capped between $10,000 and $20,000 depending on the participant’s position, and reimburses the participating executive for items such as tax and estate counseling, individual insurance premiums, personal and professional development expenses, and club memberships.

2019 Proxy Statement	33

Oversight of the Compensation Program

The Company’s executive compensation program is administered and overseen by the Committee with assistance from the CEO, Chief Human Resources Officer and other officers, as appropriate. The Committee selects and retains an independent compensation consultant who reports directly to the Committee to assist it in the performance of its duties. The following table identifies the roles and responsibilities of the Committee and Management in the oversight of the Company’s executive compensation program:

Compensation Committee	Management

•  Sets policies and gives direction to management on all aspects of the executive compensation program

•  Based upon performance, peer group and general industry market data, evaluates, determines and approves compensation (salary, bonus and equity awards) for each executive officer (except the CEO whose pay is recommended by the Committee and subject to approval by the full Board)

•  Determines the terms and conditions of equity incentive awards for all award recipients

•  Reviews succession planning to mitigate the risk of executive departure and to help ensure individual development and bench-strength through different tiers of Company leadership

•  Evaluates and considers regulatory and legal perspectives on compensation matters, rating agency opinions on executive pay, published investor compensation policies and position parameters, and recommendations of major proxy voting advisory firms

•  Coordinates with the other committees of the Board to identify, evaluate and address potential compensation risks, where they may exist

•  Analyzes competitive information supplied by the independent compensation consultant and others in light of the Company’s financial and operational circumstances

•  Evaluates market data for each executive position within the context of:

•  Importance of each role to the Company’s business model;

•  The Company’s organizational structure;

•  Expected contribution of each executive in light of the responsibilities inherent in his or her position; and

•  The risks inherent in the AOP

•  Considers how other factors may affect pay decision-making, such as the Company’s AOP, targeted earnings, internal pay equity, overall financial performance and the Company’s ability to absorb increases in compensation costs

•  Uses the data and analysis referenced above to formulate recommendations for the Committee’s review and consideration

Most of the year’s significant compensation decisions (those pertaining to the setting of base salaries, bonus targets and equity award percentages) are typically made at the meetings of the Committee and the Board that follow the end of the prior fiscal year. In reaching its decisions regarding pay levels, the Committee does not aim to mirror any other particular company’s compensation levels. Nonetheless, the Committee does consider other companies’ practices that might be pertinent to a

34	Tech Data Corporation

distributor with narrow profit margins and to the fact that we operate in multiple geographic locations with differing regulatory obligations and market considerations.

The Committee selects and engages an independent compensation consulting firm and authorizes its work. Reports and advice from the consultant may be requested by and shared between the Committee, the Board, and management. The Committee’s charter requires it to evaluate compensation consultant and advisor independence and conflicts of interest pursuant to applicable law and listing standards. Our compensation consultant for fiscal 2019 was Exequity LLP (“Exequity”). In December 2018, the Committee evaluated and confirmed Exequity’s independence using the factors set forth in NASDAQ Rule 5605(d)(3)(D).

Philosophy, Practice and Determination of Compensation for Fiscal 2019

Overall, our compensation program balances incentives to perform with competitive pay taking into account our low margin operating environment. The Committee considers all pay elements in setting the total compensation opportunity for each NEO. The Committee believes the balance between elements should vary for each NEO reflecting the differences in their roles and geographic location, the impact each NEO has on Company results, balance in the external market, our cost-conscious pay philosophy and internal pay equity. For example, the CEO’s allocation is structured to balance short-term performance and long-term growth in shareholder value. The allocation of compensation value for the other NEOs also stresses achievement of annual business goals, but ties a reasonable amount to the long-term creation of shareholder value. The value of the total compensation package for each of our NEOs is informed by the median pay level for similarly positioned executives at other companies in our peer group and general industry community.

Pay-for-performance is an important element of the Company’s compensation philosophy, and we adhere to the pay-for-performance objective in the administration of our executive compensation program. NEO annual target bonuses range from 85% to 120% of base salary and actual bonus payments are directly tied to performance against pre-established performance targets derived from our AOP. Common merit increases to base salary tend to be modest, but are made after considering several factors, including individual and Company performance. Our annual equity awards are defined as a percentage of base salary plus target bonus, but the ultimate value of those awards is a function of share price for RSUs and achievement of long-term financial objectives for PRSUs, which ensures that pay-for-performance is reflected in the structure of our equity awards as well.

Base Salary

The Committee’s practice is to set base salary that, when combined with the annual cash bonus opportunity, will attract and retain high quality executive talent. The Company’s strong consideration for controlling costs is achieved partially by its philosophy of conservatively setting compensation targets within the range of peer and general industry group norms.

In March of fiscal 2019, the Committee decided not to increase base compensation for five of the six NEOs, and instead increased their total compensation in the form of additional equity. See PHILOSOPHY, PRACTICE AND DETERMINATION OF COMPENSATION FOR FISCAL 2019 – ANNUAL BONUS and FISCAL 2019 BONUS PAYOUT AMOUNTS ($) BY PERFORMANCE MEASURE – EQUITY AWARDS. Mr. Vetter received a 4.6% base salary increase to better align his total compensation to market and for exceptional performance. In addition, Mr. Hume’s base salary was increased in June 2018, in connection with his promotion to CEO.

2019 Proxy Statement	35

Annual Bonus

Annual cash bonus opportunities are an important feature of our pay-for-performance compensation practices and are governed by our Bonus Plan. The target bonus amount for each NEO is defined as a percentage of base salary that varies with the level of responsibility attendant to each NEO role. In fiscal 2019, the Committee increased the target bonus percentage for Mr. Quaglia from 85% to 100% to better align with market levels and his internal peers, and increased Mr. Hume’s percentage from 110% to 120% when he became CEO in June 2018. The following table shows target bonus opportunities for all NEOs in fiscal 2019 as a percentage of base salary:

Dutkowsky	120%
Hume	120%
Dannewitz	100%
Quaglia	100%
Vetter	85%
Zammit	100%

Each NEO’s bonus opportunity ties to the achievement of specified performance measures. These performance measures and their associated performance targets are developed and set in connection with our AOP and directly determine the amount of annual bonus paid. All of our NEOs have the performance measures of EPS and ROIC, with ROIC being determined on a global basis for our NEOs with global responsibility and on a regional basis for those NEOs with a regional responsibility. EPS targets are designed to reflect the Company’s emphasis on achieving profitable growth. ROIC targets above the Company’s WACC are designed to reflect both improved profitability and effective capital allocation. In addition, for our NEOs with regional responsibility, regional profitability measured in euros or dollars, and regional profitability as a percentage of sales, are designed to reflect the Company’s emphasis on achieving profitable growth. We believe that collectively these performance measures encourage both profitable growth and capital efficiency, plus create long-term value for our shareholders.

Payment of the bonus is conditioned on achievement of performance targets that are specified in advance for each NEO. The selected performance measures and weightings for fiscal 2019 were:

Name	EPS	ROIC	Regional profitability measured in $/€	Regional profitability as % of sales
Dutkowsky	75%	25% (Worldwide)	—	—
Hume	75%	25% (Worldwide)	—	—
Dannewitz	75%	25% (Worldwide)	—	—
Quaglia	25%	25% (Americas)	25% (Americas)	25% (Americas)
Vetter	75%	25% (Worldwide)	—	—
Zammit	25%	25% (Europe)	25% (Europe)	25% (Europe)

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Deceleration & Acceleration of Cash Incentive Bonus Payments

The target bonus amount is subject to acceleration or deceleration depending upon the level of achievement for each performance measure. For fiscal 2019, the deceleration and acceleration ranges set for the performance measures were:

Performance Measure	No payout if performance target is underachieved by:	Payout at 200% (maximum) if performance target is overachieved by:
EPS	50%	15%
Worldwide ROIC	50%	15%
Regional profitability (contribution margin) in €/$	50%	15%
Regional profitability (contribution margin) as %	50%	15%
Regional ROIC	50%	15%

To incent achievement and overachievement of the performance targets, the Committee approved a bonus acceleration table such that 100% achievement would result in 100% payout and 101% achievement would result in 125% payout.

The Company’s fiscal 2019 Bonus Plan targets, attainments, over/under achievement percentage and payout percentage for our NEOs are:

Performance Measure	Fiscal 2019 Target	Fiscal 2019 Attainment	Fiscal 2019 Attainment %	Fiscal 2019 Bonus Payout %
EPS	$10.75	$11.04	103%	140%
Worldwide ROIC %	16.51%	16.40%	99%	99%
*Americas contribution margin $	$405,883	$440,161	108%	165%
Americas contribution margin %	1.91%	1.96%	103%	140%
Americas ROIC %	21.04%	21.35%	101%	125%
*Europe contribution margin €	€297,021	€288,443	97%	97%
Europe contribution margin %	1.47%	1.38%	94%	93%
Europe ROIC %	19.13%	16.20%	85%	77.5%

*	In thousands

The above performance targets are tied directly to the Company’s financial results in relation to the AOP for fiscal 2019. The Committee certified the above achievement levels after the completion of fiscal 2019.

Performance targets and achievement levels for purposes of the Bonus Plan were calculated using non-GAAP measures as described more fully below:

For EPS, we started with net income and weighted average shares outstanding on a GAAP basis. We then made adjustments to exclude the impact of certain items, including the related income tax effects. The most significant adjustments related to: (i) acquisition, integration and restructuring expenses, (ii) goodwill impairment, (iii) gains associated with certain legal settlements, (iv) a gain on disposal of a subsidiary, (v) acquisition-related intangible assets amortization expense, (vi) a benefit of

2019 Proxy Statement	37

approximately $25 million related to the collection of an accounts receivable balance previously considered uncollectible, (vii) the impact of the transition tax related to the enactment of the U.S. Tax Cuts and Jobs Act, (viii) changes in deferred tax valuation allowances, (ix) an income tax benefit from an acquisition settlement and (x) the impact of share repurchases.

The ROIC performance measure is a non-GAAP metric and for fiscal 2019 was calculated as follows:

(Adjusted Operating Income or Contribution Margin / Gross Sales Billed * (1—AOP Estimated Tax Rate for Year)) divided by (Gross Cash Days / 365)

For purposes of calculating this metric, Gross Cash Days are defined as days of sales outstanding in accounts receivable excluding the impacts of accounts receivable purchase agreements plus days of supply on hand in inventory, less days of purchases outstanding in accounts payable. Gross cash days are calculated using gross sales billed and gross cost of products sold.

Adjusted operating income is used in the calculation of worldwide ROIC and represents worldwide operating income on a GAAP basis, adjusted for the exclusion of stock compensation expense and the impact of certain items. The most significant adjustments related to the following: (i) acquisition, integration and restructuring expenses, (ii) goodwill impairment, (iii) gains associated with certain legal settlements, (iv) a gain on disposal of a subsidiary, (v) acquisition-related intangible assets amortization expense, (vi) a benefit of approximately $25 million related to the collection of an accounts receivable balance previously considered uncollectible, (vii) tax indemnifications and (viii) the impact of the Company’s deferred compensation plan (the “Deferred Compensation Plan”).

Contribution margin is a regional performance measure and represents regional operating income on a GAAP basis, adjusted for the exclusion of certain allocated costs, stock compensation expense and the impact of certain items. The most significant adjustments related to the following: (i) acquisition, integration and restructuring expenses, (ii) gains associated with certain legal settlements, (iii) a gain on disposal of a subsidiary, (iv) acquisition-related intangible assets amortization expense, (v) a benefit of approximately $25 million related to the collection of an accounts receivable balance previously considered uncollectible, and (vi) tax indemnifications.

Contribution margin percentage is a regional performance measure and represents contribution margin (as defined above) divided by gross sales billed.

The following table shows how much of the total bonus payment for each NEO was attributable to the performance measures applicable to that NEO.

38	Tech Data Corporation

Fiscal 2019 Bonus Payout Amounts ($) by Performance Measure

Name	Total Bonus Payment	Amount attributable to EPS	Amount attributable to Worldwide ROIC	Amount attributable to Regional ROIC	Amount attributable to regional profitability measured in $/€	Amount attributable to regional profitability as % of sales
Dutkowsky(1)	$ 621,163	$ 502,675	$118,488	—	—	—
Hume(2)	$1,254,998	$1,015,605	$239,393	—	—	—
Dannewitz	$ 801,955	$ 648,981	$152,974	—	—	—
Quaglia	$ 822,938	$ 202,125	—	$180,469	$238,219	$202,125
Vetter	$ 613,995	$ 496,875	$117,120	—	—	—
Zammit(3)	$ 526,832	$ 180,997	—	$100,195	$125,406	$120,234

(1)	Bonus payout as CEO prorated through June 5, 2018
(2)	Total bonus payout is aggregated based on the bonus earned by Mr. Hume as COO prorated through June 5, 2018 plus the bonus amount earned as CEO prorated from June 6, 2018
(3)

For purposes of this table, all amounts for Mr. Zammit were calculated using the same weighted average Euro-to-dollar exchange rate that was used to calculate Mr. Zammit’s compensation in the “Summary Compensation Table.”

Equity Awards

The Committee grants equity incentives to our NEOs under our shareholder-approved Equity Plan. Equity incentives are designed to create a mutuality of interest with shareholders by motivating executives to manage the Company’s business so that the shareholders’ investment will grow in value over time. We subject the awards to customary vesting conditions to provide retention incentives to motivate employees to remain with the Company. This retention function is critical because the Company, due to cost considerations, does not maintain a defined benefit pension plan and does not provide other post-retirement medical or life insurance benefits for NEOs.

Equity incentives are granted at the fair market value on the date of grant and are typically granted annually at our March Board and Committee meetings. The Committee may, however, also consider awarding additional equity incentives at any scheduled Committee meeting during the year as it determines necessary to enhance retention, motivate our NEOs, reward exceptional performance, or otherwise address unusual circumstances. Equity incentives for new hires and promotions are generally made at the regularly scheduled quarterly Committee meeting following the quarter in which the hire or promotion occurred.

The decision of what type of equity to grant and the value of the award is based upon an evaluation of the Company’s AOP, the desirability of long-term service from the executive officer, the perceived value to the executive, the dilutive effect to the shareholders, the effect of the accounting rules on expensing the award, peer group and general industry practices, and the number of equity incentive awards issued to other executive officers in the Company with approximately the same responsibility as the executive officer at issue. The value of the annual equity incentive award is set as a percentage of target total cash compensation.

The Company has used a variety of equity award vehicles over the years depending on the circumstances but, beginning in March 2016, has granted a combination of time-based RSUs and PRSUs that vest based on the achievement of specified performance measures. The Committee considers a variety of factors in making its decision on the type and mix of equity awards, including: (i) various other types of equity awards, and the affordability and perceived value to recipients of such

2019 Proxy Statement	39

equity awards; (ii) the equity award practices of peer group and general industry companies; (iii) the impact of the Company’s use of time-based RSUs and PRSUs on executive and Company performance; and (iv) the desire to further align incentives for the executives with the long-term performance of the Company and with long-term shareholder value.

The RSUs and PRSUs accomplish complementary objectives. The RSUs generally vest over three years, with 25% vesting on each of the first two grant date anniversaries and 50% vesting on the third grant date anniversary. Back-loading the vesting schedule provides extra retention incentives beyond that of simple pro-rata vesting. In addition, the time-based vesting element of RSUs enables executives to focus on long-term goals. The PRSUs, which have a three-year performance period and a performance measure of worldwide cumulative operating income, also motivate the achievement of long-term goals and promote retention. The Committee set a deceleration and acceleration schedule for the PRSUs pursuant to which (i) 100% achievement of the three-year performance target results in the vesting of 110% of the grant, (ii) less than 70% achievement results in 0% vesting, and (iii) greater than 110% achievement results in the vesting of 150% of the grant. The Committee sets the deceleration and acceleration schedule to incent achievement and overachievement of the performance target in the PRSUs.

All the RSUs and PRSUs granted to NEOs contain a double trigger change in control provision, which means that if an acquirer or successor in a change in control assumes or continues the awards, vesting of the awards will accelerate in connection with the change in control only if the grantee has a qualifying termination of employment following the change in control. All the RSUs and PRSUs granted to NEOs are also subject to customary retirement provisions. See the POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL– RETIREMENT section below.

The size of the fiscal 2019 annual equity grant as a percentage of target total cash compensation (“Equity Grant %”) for each NEO was determined by the Committee based upon the effectiveness of each NEO’s performance in the prior year, as well as an analysis of target total cash and direct compensation compared to the peer group. In lieu of base salary increases, the Committee increased the annual Equity Grant % for each NEO in the following amounts: Mr. Dutkowsky by 12 percentage points, Mr. Hume by 23 percentage points, Mr. Dannewitz by 8 percentage points, Mr. Vetter by 8 percentage points, and Mr. Zammit by 13 percentage points. Mr. Hume’s increase consisted of an additional 15 percentage points in RSUs and 8 percentage points in PRSUs. The increases for all the other NEOs were solely in the form of PRSUs. The increases in PRSUs for all of our NEOs were done to further incentivize long-term pay-for-performance, increase the percentage of equity grants that are performance based, and to better align the equity grant percentage and total direct compensation amounts of our NEOs with the market. The approved Equity Grant % for each NEO broken down by RSUs and PRSUs is:

NEO	RSUs as a % of Total Target Cash Compensation	PRSUs as a % of Total Target Cash Compensation	Total Equity Grant %
Dutkowsky	110%	37%	147%
Hume*	110%	33%	143%
Dannewitz	50%	33%	83%
Quaglia	50%	33%	83%
Vetter	50%	33%	83%
Zammit	50%	33%	83%

*

As the result of an administrative error, the mix of equity compensation actually delivered to Mr. Hume in March 2018 was overweighted in PRSUs by approximately $215,000. This was corrected over the next two grants on June 6, 2018 and March 18, 2019.

40	Tech Data Corporation

The first grant of PRSUs made in March 2016 vested after the expiration of their three-year performance period on January 31, 2019. The performance measure, performance target, attainment ($), attainment (%), and payout (%) are as follows:

Measure	Target ($ in millions)	Attainment ($ in millions)	Attainment (%)	Payout (%)*

Worldwide Cumulative Operating Income	1,128	1,543	137	150

*	For these PRSUs, no payout results for less than 70% achievement and a maximum payout of 150% results from a greater than 110% achievement.

The above performance target ties directly to the Company’s financial results in relation to the Company’s 3-year AOP for fiscal 2017 to fiscal 2019. The Committee certified the above attainment after the completion of fiscal 2019 and the applicable acceleration or deceleration based upon that over/under achievement.

The performance target and attainment were calculated using the non-GAAP measure of worldwide cumulative operating income, as defined in the PRSU grant agreement. We started with worldwide cumulative operating income on a GAAP basis, adjusted for the add-back of stock compensation expense. We then made adjustments to exclude the impact of certain items. The most significant adjustments related to the following: (i) acquisition, integration and restructuring expenses, (ii) goodwill impairment, (iii) gains associated with certain legal settlements, (iv) a gain on disposal of a subsidiary, and (v) the impact of the Company’s Deferred Compensation Plan.

Perquisites

The Company provides minimal perquisites and does not consider them to be a significant component of its compensation package.

Severance Plan

The Severance Plan provides our U.S.-based NEOs with base salary and a pro-rata portion of certain incentive compensation over a specified period if the Company terminates an NEO’s employment without cause. Mr. Zammit is based in Europe and does not participate in the Severance Plan as the terms of his potential separation from the Company are subject to his Manager’s Agreement (Mr. Zammit’s Manager’s Agreement, as amended, is included as Exhibits 10-24 and 10-25 to our Form 10-K for the fiscal year ended January 31, 2019) and local law in Europe. Please see POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL for a more complete discussion of the Severance Plan.

Change in Control Severance Policy

The Company’s Change in Control Severance Policy (“CIC Policy”) is based on the determination that it would be in the best interests of the Company and its shareholders to secure the continued services, dedication and objectivity of certain key employees of the Company in the event of any threat or occurrence of a qualifying change in control of the Company under the CIC Policy. The current participants in the CIC Policy are the Company’s executive officers, including the active NEOs, with the exception of Mr. Zammit. The CIC Policy provides for double trigger severance benefits and a participant will be entitled to benefits under the CIC Policy only in the event that (i) there is a qualifying change in control of the Company, and (ii) the participant’s employment with the Company is

2019 Proxy Statement	41

terminated by the Company without Cause or by the participant for Good Reason within 24 months after the effective date of the Change in Control (as these terms are defined in the CIC Policy). The CIC Policy does not provide for any gross-ups to any of our NEOs for the excise tax or so-called “parachute payments” in connection with a change in control. In the event of a change in control, the provisions of Mr. Zammit’s termination would be determined in accordance with his Manager’s Agreement and applicable laws in Europe where he resides. Please see POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL for a more complete discussion of the CIC Policy.

Equity Ownership Guidelines

Our active NEOs are required to accumulate and retain shares of Company stock, through owned shares or retention of stock awards, equal in value to a multiple of their base salary. The target accumulations are six times base salary for the CEO and three times base salary for Mr. Dannewitz, Mr. Quaglia, Mr. Vetter and Mr. Zammit. Mr. Hume’s target accumulation increased from three times base salary to six when he became CEO. Until the ownership target is met, these executive officers are required to retain 50% of all of the net shares generated, after tax, from any exercise or settlement of equity incentive awards. Both unvested and vested RSUs are included for purposes of determining an NEO’s attainment of the applicable target accumulations. Unvested PRSUs are excluded.

Recoupment (Clawback) Policy

In fiscal 2019, the Company implemented a Recoupment Policy allowing it to require repayment of certain performance based compensation in the event of a financial misstatement caused by a covered executive’s misconduct. All executive officers are subject to the Recoupment Policy.

IRS Code Section 162(m)

Beginning in 2018, Section 162(m) of the Code limits the federal income tax deduction for annual individual compensation to $1 million for the NEOs, subject to a transition rule for written binding contracts in effect on November 2, 2017 and not materially modified after that date. In the past, Section 162(m)’s deduction limit included an exception for “performance-based” compensation. The Company’s compensation programs were generally designed to enable the Company to grant awards that could qualify for this performance-based exception. To accomplish this, the Company previously asked shareholders to approve equity and incentive compensation plans that included limitations and other provisions required to be included under Section 162(m). Now that the performance-based compensation exception is no longer available, the Company will no longer include Section 162(m)-related limitations or provisions or request shareholder approval for this purpose, and may not generally attempt to meet the requirements previously included in our plans related to the exception. To the extent it deems practical, the Company intends to comply with the transition rule for November 2, 2017, for written binding contracts, if available, as long as the Committee determines that to be in the Company’s best interest.

Benchmarking

The Committee regularly assesses the appropriateness of total compensation opportunities for our NEOs by comparing them to prevailing practices at our peer group companies, measuring them against a survey of practices across a broader community of general industry organizations of similar size and nature, and by soliciting guidance from the independent compensation consultant and input from management.

42	Tech Data Corporation

Peer Group—The peer group is chosen annually from among our operating competitors, other members of the IT industry, distributors as well as companies that share our operating characteristics (similar operating income percentages, low operating margins, and global operations), and companies with whom we compete for employee talent. The peer group selected for fiscal 2019 consisted of the following 13 companies (the “Peer Group”):

Anixter International Inc.	Jabil Inc.
Arrow Electronics, Inc.	Scansource, Inc.
Flex Ltd.	Synnex Corporation
CDW Corporation	US Foods Holding Corp.
Core-Mark Holding Company, Inc.	Wesco International, Inc.
Essendant Inc.	W.W. Grainger, Inc.
Genuine Parts Company

Based on publicly available information, revenue for these companies ranged from $7.62 billion (25th percentile) to $19.06 billion (75th percentile), with the 50th percentile at $13.98 billion. Operating income margins ranged from 2.7 percent (25th percentile) to 4.5 percent (75th percentile), with the 50th percentile at 3.0 percent. The Committee also considers an analysis performed by Exequity that adjusts Peer Group company compensation levels to predict what those compensation levels would be if the Peer Group companies generated the Company’s revenues and operating income margin.

Survey Group—The Committee also considered pay data from a general industry group of companies representing a cross-section of manufacturing and services industries. This group’s reported revenue was between $22.82 billion and $76.45 billion and the median revenue was $36.80 billion. Information about the compensation practices for this group was prepared by the Committee’s independent compensation consultant and considered by management and the Committee. Management and the Committee believe it is important to evaluate data from the broader industry group in addition to the Peer Group because it allows for the consideration of data from companies that may have characteristics (such as higher profit margins) different from the Company but that nonetheless compete with the Company for the same employee talent.

Employment Agreements with NEOs

The Company has employment agreements with Mr. Dutkowsky, Mr. Hume and Mr. Zammit. Mr. Dutkowsky and Mr. Hume’s employment agreements are described below. Mr. Zammit’s Manager’s Agreement was assumed, with certain modifications, by the Company in connection with the TS Acquisition. Mr. Zammit’s Manager’s Agreement sets out his position, obligations, base salary, bonus entitlement, reimbursement for Mr. Zammit’s annual contribution to a French retirement insurance program, participation in a supplemental retirement and life insurance arrangement in Belgium, terms of his agreement not to compete, separation benefits as well as other terms of employment. Mr. Zammit’s Manager’s Agreement, as amended, is included as Exhibits 10-24 and 10-25 to our Form 10-K for the fiscal year ended January 31, 2019. Please see POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL for a more complete discussion of Mr. Zammit’s separation benefits under his Manager’s Agreement.

CEO Compensation and Adjustments in Connection with CEO Transition

Effective June 6, 2018, Mr. Hume was promoted from COO to CEO. In connection with this promotion, his base salary increased by $217,500 and his target bonus percentage increased from 110% to 120%

2019 Proxy Statement	43

of base salary. His target annual equity grant percentage of 143% of base salary and target bonus did not change from the amounts approved for him in March 2018 (see FISCAL 2019 BONUS PAYOUT AMOUNTS ($) BY PERFORMANCE MEASURE – EQUITY AWARDS above). However, Mr. Hume received an equity grant based on the incremental increase in his base salary and target bonus as CEO to maintain his overall equity grant percentage. The Committee established his compensation as CEO after considering CEO market pay data reflecting prevailing practices within the Company’s peer group at the 25th percentile from its independent consultant, and the internal business needs and priorities of the Company. The Committee determined that the 25th percentile was an appropriate benchmark for these purposes based on a number of factors, including that this is Mr. Hume’s first CEO position. A summary of the most significant provisions of Mr. Hume’s CEO employment agreement include: the right to be nominated for election as a member of the Board, the right to reject compensation that would trigger Code Section 280G excise tax, an obligation of confidentiality and not-to-compete owed to the Company, setting the severance plan benefits period at 24 months, a definition of what constitutes “gross misconduct,” and a right to severance for a good cause termination by Mr. Hume, including the election to terminate within a 30-day period six months following a change in control of the Company. The full Employment Agreement is included as Exhibit 10-26 to our Form 10-K for the year ended January 31, 2019.

Mr. Dutkowsky served as CEO through June 6, 2018, when he became Executive Chairman. As CEO, Mr. Dutkowsky’s Employment Agreement remained unchanged from prior years and contained the following significant provisions: the right to be nominated for election as a member of the Board, the right to reject compensation that would trigger Code Section 280G excise tax, an obligation of confidentiality and not-to-compete owed to the Company, setting the severance plan benefits period at 24 months, a definition of what constitutes “gross misconduct,” and a right to severance for a good cause termination by Mr. Dutkowsky, including the election to terminate within a 30-day period six months following a change in control of the Company. This full Employment Agreement is included as Exhibit 10-AAnn to our Form 10-Q for the quarter ended October 31, 2006.

As Executive Chairman, Mr. Dutkowsky has an employment agreement that sets out his position, base salary, obligations of confidentiality and not-to-compete owed to the Company, termination benefits as well as other terms of employment. Mr. Dutkowsky’s Executive Chairman employment agreement is included as Exhibit 10-27 to our Form 10-K for the year ended January 31, 2019.

The following table presents information concerning compensation paid to or earned by our NEOs:

44	Tech Data Corporation

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Fiscal Year (b)	Salary ($)(1) (c)	Bonus ($)(1) (d)	Stock Awards ($)(2) (e)	Non-Equity Incentive Plan Compensation Earnings ($)(1) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Robert M. Dutkowsky Executive Chairman and Former Chief Executive Officer	2019	434,609(3)		3,847,367(3)(4)	621,163(3)	2,228	25,738(5)	4,931,105
	2018	1,345,355(6)	1,000,000	3,555,873	1,390,926	9,817	35,336	7,337,307
	2017	1,122,124		3,034,383	1,747,395	7,197	34,815	5,945,914
Richard T. Hume Chief Executive Officer and Former Executive Vice President, Chief Operating Officer	2019(7)	818,855		2,703,445(3)(4)	1,254,998(3)		38,315(8)	4,815,613
	2018	745,432(6)		1,755,789	746,996		34,599	3,282,816
	2017	547,500		2,228,853	722,548		184,365	3,683,266
Charles V. Dannewitz Executive Vice President, Chief Financial Officer	2019	618,078		1,051,792(4)	801,955	677	28,250(9)	2,500,752
	2018	720,390(6)		1,458,110	614,987	2,985	28,142	2,824,614
	2017	579,863		543,372	589,263	2,188	26,897	1,741,583

Joseph H. Quaglia	2019	577,500		982,754(4)	822,938		36,482(10)	2,419,674
President, the Americas	2018	675,600(6)		828,099	465,104		31,693	2,000,496
	2017	526,885		983,308	613,594		35,641	2,159,428
David R. Vetter Executive Vice President, Chief Legal Officer	2019	555,986		850,463(4)	613,995		28,908(11)	2,049,352
	2018	612,170(6)	250,000	774,621	456,912		28,136	2,121,839
Patrick Zammit(12)	2019	517,133		855,239(4)	526,832		186,110(13)	2,085,314
President, Europe	2018	463,530		2,827,636	492,847		165,403	3,949,416

Column lettering is consistent with lettering in Item 402(c)(1) of SEC Regulation S-K.

(1)	Includes amounts deferred at the applicable executive’s election under the 401(k) Savings Plan and Deferred Compensation Plan.
(2)

The amounts for each year represent the aggregate grant date fair value of the awards, computed in accordance with ASC Topic 718. See Item 8, Note 10-Employee Benefit Plans, of the Annual Report on Form 10-K for the fiscal year ended January 31, 2019 for the assumptions we used in valuing these awards. Generally, the aggregate grant date fair value is the amount that the Company expects to expense in its financial statements over the award’s vesting schedule. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the executive. The value that may be realized by the executive may be different from the accounting expense because it depends on the stock price at time of vesting and sale, which may be higher or lower than the stock price on the date of grant.

(3)

These amounts represent Mr. Dutkowsky’s compensation as CEO through June 5, 2018. On June 6, 2018, Mr. Hume became CEO and Mr. Dutkowsky continued as Executive Chairman and employee; Mr. Dutkowsky’s compensation for these roles is disclosed in the FISCAL 2019 BOARD OF DIRECTORS COMPENSATION TABLE.

(4)

These amounts reflect the combined grant date fair value of the RSUs and PRSUs awarded to the NEO in fiscal 2019. PRSUs have a potential payout of 0% to 150% of the initial PRSU award. The value disclosed includes the grant date fair value of PRSU awards at the target performance achievement of the performance measures, which represents 110% of the value of the initial PRSU award. For financial accounting purposes, the grant date of the PRSUs is deemed to be April 16, 2018, the date on which the performance conditions were set. Accordingly, the values of the PRSUs at maximum possible performance as of the grant date for accounting purposes are as follows:

NEO	Maximum at Grant Date Fair Value ($)
Dutkowsky	1,837,330
Hume	997,387
Dannewitz	591,336
Quaglia	552,571
Vetter	478,161
Zammit	480,871

(5)

This amount is comprised of $20,000 earned pursuant to the Executive Choice Plan; contributions by the Company to Mr. Dutkowsky’s 401(k) Savings Plan ($5,342); and guest travel, food, lodging, participant activities, or gifts in connection with business-related events ($396, which includes $156 for tax reimbursement).

2019 Proxy Statement	45

(6)

The amounts for fiscal 2018 include a payout of accrued vacation pay as a result of the Company’s transition to a Flexible Time Away Policy for US based employees as follows: Dutkowsky – $189,559, Dannewitz – $107,159, Hume – $71,682, Quaglia – $105,505, and Vetter – $76,162.

(7)	These amounts consist of compensation as COO through June 5, 2018 and as CEO from June 6, 2018 through the end of the fiscal year as follows:

Role	Salary ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)
COO Compensation	254,625	2,093,085	333,595
CEO Compensation	564,230	610,360*	921,403
*	This equity grant was made based on the incremental increase in Mr. Hume’s base salary and target bonus as CEO to maintain his overall equity grant percentage.

(8)

This amount is comprised of $20,000 earned pursuant to the Executive Choice Plan; contributions by the Company to Mr. Hume’s 401(k) Savings Plan ($9,539); and guest travel, food, lodging, participant activities, or gifts in connection with business-related events ($8,776, which includes $3,453 for tax reimbursement).

(9)	This amount is comprised of $20,000 earned pursuant to the Executive Choice Plan; and contributions by the Company to Mr. Dannewitz’s 401(k) Savings Plan ($8,250).
(10)

This amount is comprised of $20,000 earned pursuant to the Executive Choice Plan; contributions by the Company to Mr. Quaglia’s 401(k) Savings Plan ($8,423); and guest travel, food, lodging, participant activities, or gifts in connection with business-related events ($8,059, which includes $3,171 for tax reimbursement).

(11)

This amount is comprised of $20,000 earned pursuant to the Executive Choice Plan; contributions by the Company to Mr. Vetter’s 401(k) Savings Plan ($8,308); and guest travel, food, lodging, participant activities, or gifts in connection with business-related events ($600).

(12)	The dollar value of Mr. Zammit’s compensation has been calculated using a weighted average Euro-to-Dollar exchange rate for the twelve months ended January 31, 2019.
(13)

This amount is comprised of the Company’s contribution to a French retirement insurance program on behalf of Mr. Zammit in the amount of $48,654; premium payments by the Company to a third party administrator for a retirement arrangement in Belgium in the amount of $112,070; and $25,386 for use of a Company-provided vehicle.

GRANTS OF PLAN-BASED AWARDS

The table below sets forth, for each of the NEOs, the grants of awards under the Equity Plan and Bonus Plan made during fiscal 2019.

Name (a)	Grant Date (b)	Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payments Under Equity Incentive Plan Awards(2)			All Other Stock Awards; Number of Shares of Stock or Units(3) (#) (i)	Grant Date Fair Value of Stock and Option Awards(4) ($) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Dutkowsky	3/20/2018	3,591(5)	478,738(5)	957,477(5)	7,457	16,406	22,371	29,418(6)	3,847,367
Hume (as COO)	3/20/2018	1,928	257,106	514,212	4,048	8,906	12,144	16,023	2,093,085
Hume (as CEO)	6/6/2018	5,326	710,137	1,420,274	—	—	—	6,825	610,360
Dannewitz	3/20/2018	4,636	618,077	1,236,155	2,400	5,280	7,200	7,274	1,051,792
Quaglia	3/20/2018	4,331	577,500	1,155,000	2,243	4,934	6,728	6,796	982,754
Vetter	3/20/2018	3,549	473,214	946,427	1,941	4,270	5,822	5,881	850,463
Zammit(7)	3/20/2018	3,879	517,136	1,034,273	1,952	4,294	5,855	5,914	855,239

Column lettering is consistent with lettering in Item 402(d)(1) of SEC Regulation S-K.

(1)

Estimated possible payouts for fiscal 2019 under the Company’s Bonus Plan. See the column captioned “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table” for each NEO’s actual payout amount for fiscal 2019.

(2)	Estimated number of PRSUs that may vest after completion of the three-year performance period.
(3)	Each award is a RSU. These RSUs vest 25% on each of the first and second grant date anniversaries and the remaining 50% vests on the third grant date anniversary.
(4)

These amounts reflect the combined grant date fair value of RSUs and PRSUs. The grant date fair value of equity awards is calculated as the number of shares granted multiplied by the ASC Topic 718 value on the grant date. The ASC Topic 718 value for RSUs is equal to the last sales price as quoted on the NASDAQ on the date of grant. The ASC Topic 718 value for RSUs was $84.98 on March 20, 2018 and $89.43 on June 6, 2018. The ASC Topic 718 value for the PRSUs was $82.13 on April 16, 2018, which is the date on which the performance conditions were set, and, accordingly, is deemed to be the grant date for financial accounting purposes. The grant date fair value of the PRSUs is reflected assuming 100% achievement of the three-year performance target.

46	Tech Data Corporation

(5)	The estimates in columns (c) through (e) are prorated for Mr. Dutkowsky’s service as CEO through June 5, 2018.
(6)	Mr. Dutkowsky also received a grant of RSU’s as a director disclosed in the FISCAL 2019 BOARD OF DIRECTORS COMPENSATION TABLE.
(7)

For purposes of this table, the amounts for Non-Equity Incentive Plan Awards for Mr. Zammit were calculated using the same weighted average Euro-to-dollar exchange rate that was used to calculate Mr. Zammit’s compensation in the “Summary Compensation Table.”

2019 Proxy Statement	47

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth, for each of the NEOs, the outstanding equity awards as of January 31, 2019.

	Stock Awards

Name (a)	Number of Shares or Units of Stock That Have Not Vested(1) (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2) (h)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Other Payout Value of Unearned Shares or Units of Other Rights That Have Not Vested ($)(2) (j)
Dutkowsky(3)	15,940	1,524,342
	20,616	1,971,508	11,610	(4)	1,110,264
	29,418	2,813,243	16,406	(5)	1,568,906
Total	65,974	6,309,093	28,016		2,679,170
Hume	13,253	1,267,385
	11,229	1,073,829
	16,023	1,532,279	4,334	(4)	414,460
	6,825	652,675	8,906	(5)	851,681
Total	47,330	4,526,168	13,240		1,266,141
Dannewitz	3,087	295,210
	5,097	487,426
	5,498	525,774	3,738	(4)	357,465
	7,274	695,613	5,280	(5)	504,926
Total	20,956	2,004,023	9,018		862,391
Quaglia	3,314	316,918
	5,101	487,809
	4,406	421,346	3,231	(4)	308,981
	6,796	649,901	4,934	(5)	471,838
Total	19,617	1,875,974	8,165		780,819
Vetter	1,806	172,708
	4,122	394,187	3,022	(4)	288,994
	5,881	562,400	4,270	(5)	408,340
Total	11,809	1,129,295	7,292		697,334
Zammit	11,277	1,078,420
	8,034	768,291	9,102	(4)	870,425
	5,914	565,556	4,294	(5)	410,635
Total	25,225	2,412,267	13,396		1,281,060

Column lettering is consistent with lettering in Item 402(f)(1) of SEC Regulation S-K.

48	Tech Data Corporation

(1)

Represents RSUs awarded in fiscal 2017, 2018, and 2019, which vest 25% on each of the first and second grant date anniversaries and 50% on the third grant date anniversary with the exception of 5,498 RSUs to Mr. Dannewitz with a grant date fair value of $500,000 and 5,101 RSUs to Mr. Quaglia with a grant date fair value of $400,000 which vest 100% on the third anniversary of the grant date and 11,277 RSUs to Mr. Zammit with a grant date fair value of $1.026 million which vest 100% on the second grant date anniversary.

(2)	The market value is based upon the last sales price of $95.63 on the last trading day in fiscal 2019.
(3)	These amounts do not include the grant of RSUs that Mr. Dutkowsky received as a Director, which are disclosed in the FISCAL 2019 BOARD OF DIRECTORS COMPENSATION TABLE.
(4)

Represents PRSUs awarded in fiscal 2018 which vest contingent upon the attainment of the performance measures at the conclusion of the three-year performance period, assuming 100% achievement of the three-year performance target.

(5)

Represents PRSUs awarded in fiscal 2019 which vest contingent upon the attainment of the performance measures at the conclusion of the three-year performance period, assuming 100% achievement of the three-year performance target.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth, for each of the NEOs, information with respect to the exercise of stock options and similar instruments, and vesting of other equity-based awards during fiscal 2019:

	Stock Awards(1)

Name (a)	Number of Shares Acquired upon Vesting (#) (d)	Value Realized upon Vesting ($) (e)
Dutkowsky(2)	45,458	3,888,719
Hume(3)	12,981	1,141,636
Dannewitz(4)	9,527	809,692
Quaglia(5)	7,693	650,324
Vetter(6)	5,159	432,990
Zammit(7)	2,677	221,201

Column lettering is consistent with lettering in Item 402(g)(1) of SEC Regulation S-K.

(1)	RSUs and PRSUs were net share settled after withholding for taxes.
(2)	For time-vested RSUs 23,695 shares, and for PRSUs 5,625 shares, were received upon net settlement.
(3)	For time-vested RSUs 7,845 shares, and for PRSUs 1,584 shares, were received upon net settlement.
(4)	For time-vested RSUs 6,099 shares, and for PRSUs 621 shares, were received upon net settlement.
(5)	For time-vested RSUs 4,988 shares, and for PRSUs 671 shares, were received upon net settlement.
(6)	For time-vested RSUs 3,447 shares, and for PRSUs 350 shares, were received upon net settlement.
(7)

All the stock awards were time-vested RSUs and 2,058 shares of common stock were received upon net settlement. Mr.  Zammit was not an employee of the Company at the time the PRSUs vesting in fiscal 2019 were issued.

NON-QUALIFIED DEFERRED COMPENSATION PLANS

The Company maintains the Tech Data Corporation Deferred Compensation Plan that provides executives and directors the opportunity to make pre-tax deferrals. Presently, participants may allocate deferrals among 15 different investment alternatives and this allocation can be changed at any time. The Deferred Compensation Plan is deemed unfunded and participants are unsecured general creditors of the Company. Assets have been placed in a Rabbi trust to informally fund the plan. Deferrals are made on a pre-tax basis, and the participants are taxed when they receive payments from the Deferred Compensation Plan.

The American Jobs Creation Act of 2004 changed the tax rules related to non-qualified deferred compensation plans, which administratively resulted in two separate plan documents, a pre-2005 Plan and a 2005+ Plan.

The following table sets forth the contributions, earnings and balances for each NEO under the Company’s Deferred Compensation Plan for the fiscal year ended January 31, 2019.

2019 Proxy Statement	49

In addition, for Mr. Dutkowsky the table below includes his vested HRE awards. Pursuant to their terms, the shares underlying these HREs will not be distributed to Mr. Dutkowsky until his separation from service with the Company.

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earning in last FY(1) ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)
Dutkowsky	—	—	(129,578)(2)(3)	—	4,747,585
Hume	—	—	—	—	—

Dannewitz	—	—	13,549(2)	—	352,274
Quaglia	69,231	—	(5,726)	—	718,567
Vetter	—	—	9,049	—	296,923
Zammit	—	—	—	—	—

(1)	Except as disclosed in footnote 2, none of the earnings reflected in these amounts were reported as compensation in the “Summary Compensation Table.”
(2)	These amounts include earnings of $2,228 for Mr. Dutkowsky and $677 for Mr. Dannewitz reported in column (h) of the “Summary Compensation Table.”
(3)

This amount consists of (i) ($174,139), which reflects the decrease in market value of the vested HREs from January 31, 2018 through January 31, 2019, and (ii) $44,561 of aggregate earnings in the Deferred Compensation Plan in fiscal 2019 of which $2,228 is reported in column (h) of the “Summary Compensation Table” above.

50	Tech Data Corporation

The pre-2005 Plan and the 2005+ Plan differ primarily in the flexibility of payout options that are detailed in the following table:

	Pre-2005 Plan	2005+ Plan
Basic Distribution Options

•  Retirement (the later of termination or reaching age 55 for employees, age 65 for directors) in a lump sum or installments of 5, 10 or 15 annual payments.

•  In-service distributions (lump sum) at a specified date at least three calendar years after the initial year of deferral. This election may be modified once, at least 13 months prior to the distribution date.

•  Retirement Separation of Services paid 13 months following the date of termination.

•  Retirement and lump sum In-Service Distributions – same as pre-2005 Plan except participant may modify at least 12 months prior to the original payout date as many times as desired; however, such modification delays the distribution at least five years.

Separation of Service	No change from basic provision elected.

In-service payout options default to 13 months following separation from service for prior in-service distribution elections payable after the separation date. The participant has 30 days from the date of separation to elect one of the following:

•  Lump sum payment following 13 months.

•  Re-defer payment for at least five years following the 13 months in which the payment would normally be received.

Payouts may be deferred as many times as desired for a period of no less than five years from the previous payout date.

Retirement	No change from basic provision elected.	No change from basic provision elected.

Death

Prior to termination of employment with the Company, the beneficiary is entitled to the greater of 2.5 times the participant’s cumulative deferrals or their cumulative deferrals plus earnings credited to their account, both amounts reduced by any in service distributions. Following termination of employment the beneficiary is entitled to receive the account balance.

Same as pre-2005 Plan.

Change in Control	No change from basic provision elected.	Lump sum payment of vested balance.

Hardship Withdrawals	Allowed upon approval of plan administrator. Amount limited to expenses directly associated with the hardship and all related taxes.	Same as pre-2005 Plan however amount must be determined under regulations issued by the Secretary of the Treasury.

Unscheduled Withdrawals	Allowed with a 10% penalty.	Not allowed.

2019 Proxy Statement	51

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The information given in this section describes the additional or incremental payments that a NEO would receive or specific terms or conditions that would apply in the event of a termination or change in control. We do not include compensation that is unaffected by these events. Pursuant to the proxy disclosure rules, this section provides information regarding all of our NEOs assuming that their employment terminated as of January 31, 2019, the last day of our fiscal year.

Termination/Severance—The Severance Plan provides benefits to our executives in the event of a Company-initiated, non-misconduct separation from the Company. The receipt of benefits under the Severance Plan is conditioned upon a participant executing a separation agreement, general release of claims, confidentiality agreement, and non-compete agreement to be in effect for the length of the severance period for which benefits are received. The Severance Plan establishes a severance period that provides the participant his or her regular base salary compensation for a stated period, based upon position held and years of service. Payments are made in bi-weekly installments along with the Company’s regular payroll payments. Based on their current positions and years of service, the benefit period to receive base salary for Mr. Dannewitz, Mr. Quaglia and Mr. Vetter would be 24 months. Mr. Dutkowsky and Mr. Hume would receive 24 months based upon the terms of their employment agreements. A participant whose employment is involuntarily terminated for reasons other than gross misconduct will also receive the portion of his or her annual cash incentive that is based on the Company’s performance, prorated through the date of such participant’s termination. The cash incentive is paid at the prorated amount of actual performance, capped at the 100% level with no overachievement being paid. However, if the participant is employed by the Company through the end of the full fiscal year then the 100% cap does not apply because the cash incentive is considered fully earned and, the participant would be entitled to any applicable overachievement payment. The determination of cash incentives payable to a terminated employee is made at the same time as continuing employees, typically following the end of each fiscal year. Any payment is made in a lump sum at the time all cash incentive awards are paid. Mr. Zammit does not participate in the Severance Plan. In the event of his termination, Mr. Zammit’s Manager’s Agreement provides for payment to him of a six month notice period, a severance payment equal to his total annual compensation inclusive of base salary and performance bonus at target, ongoing insurance benefits and car allowance for 18.5 months plus one additional month for every fully completed year measured from October 2016. In addition, if the Company does not elect to waive its rights under the Manager’s Agreement to have Mr. Zammit’s agreement not to compete with the Company apply, a lump-sum payment of one year of Mr. Zammit’s then base salary or a lesser prorated amount if the Company elects to reduce the number of months of Mr. Zammit’s agreement not to compete. For a discussion of Mr. Zammit’s agreement see FISCAL 2019 BONUS PAYOUT AMOUNTS ($) BY PERFORMANCE MEASURE – EMPLOYMENT AGREEMENTS WITH NEOS above.

Change in Control—The Company maintains a CIC Policy based on the Company’s determination that it is in the best interests of the Company and its shareholders to secure the continued services, dedication and objectivity of certain key employees of the Company in the event of any threat or occurrence of a qualifying change in control of the Company under the CIC Policy. The participants in the CIC Policy are the Company’s executive officers, including the NEOs with the exception of Mr. Zammit. As noted above, Mr. Zammit does not participate in the CIC Policy as his rights upon his termination on change in control would be determined in accordance with his Manager’s Agreement and applicable laws in Europe.

The CIC Policy provides for double trigger severance benefits and a participant will be entitled to benefits under the CIC Policy only in the event that (i) there is a qualifying change in control of the

52	Tech Data Corporation

Company, and (ii) the participant’s employment with the Company is terminated by the Company without Cause or by the participant for Good Reason within 24 months after the effective date of the Change in Control (as these terms are defined in the CIC Policy). For the NEOs, the CIC Policy provides for severance payments equal to (i) a multiple (which is 2.5 for the CEO and the Executive Chairman, and 2 for all other NEOs) (the “Severance Factor”) times the sum of the NEO’s base salary and target annual bonus (the “Severance Payment”), and (ii) a pro-rata annual bonus for the fiscal year of the Company in which the termination occurs, payable on the regularly scheduled payment date, determined based on the actual performance of the Company (in a manner consistent with how bonus determinations are made for continuing, active employees of the Company) and, prorated based on the number of days the individual was employed by the Company in the fiscal year prior to the date of termination. Participants who receive a Severance Payment under the CIC Policy are not entitled to receive any other cash severance payment pursuant to any other severance plan, program, policy, agreement or arrangement maintained by the Company, including the Severance Plan, or any additional annual bonus payment other than as specified in the CIC Policy, provided that in the event applicable law mandates that the Company provide to the participants benefits in the nature of severance, then the amounts of benefits provided under the CIC Policy are reduced, in a manner consistent with applicable law, by the amount of the legally mandated benefits.

As a condition to participation in and to receive benefits under the CIC Policy, a participant must agree to be bound by certain restrictive covenants including the NEO’s agreement not to compete with the business of the Company for a period of one year following the NEO’s termination date. Equity awards in the event of change in control are covered under our Equity Plan and the forms of grant agreements approved under our Equity Plan. With respect to awards made in or after March 2016, both the PRSU and RSU grant agreement forms contain a double trigger change in control provision pursuant to which awards do not accelerate vesting upon a change in control unless the NEO also has a qualifying termination of employment following the change in control. We do not provide any gross-ups to any of our NEOs for the excise tax or so-called “parachute payments” in connection with a change in control.

The presentation of data in the table below is based on the assumption that a qualifying termination upon change in control occurred on January 31, 2019, the last day of fiscal 2019.

NEO	Earned FY 2019 Payment Under the Bonus Plan ($)	Severance Payment ($)	Equity upon change in control
Dutkowsky	621,163	750,000	No additional awards Vesting accelerates
Hume	1,254,998	4,950,000	No additional awards Vesting accelerates
Dannewitz	801,955	2,472,309	No additional awards Vesting accelerates
Quaglia	822,938	2,310,000	No additional awards Vesting accelerates
Vetter	613,995	2,091,240	No additional awards Vesting accelerates
Zammit(1)	526,832	3,115,655(2)	No additional awards Vesting accelerates

2019 Proxy Statement	53

(1)

The terms of Mr. Zammit’s separation from the Company are governed by his Manager’s Agreement and the applicable law of the European country where Mr. Zammit resides. As a result, Mr. Zammit does not participate in the CIC policy.

(2)

The Severance Payment to Mr. Zammit assumes that the Company opted for the full 12 months of Mr. Zammit’s agreement not to compete as governed by his Manager’s Agreement which calls for a lump sum payment of $502,436. The dollar value has been calculated using the spot exchange rate for Euros to U.S. dollars as of January 31, 2019.

Retirement—Retirement is considered a voluntary separation initiated by the executive and is not covered by the Severance Plan. The Company does not have a specific plan for the retirement of its executives, nor do we provide post-retirement medical or life benefits to our U.S. based NEOs. Each separate benefit plan describes the impact of retirement on the benefits provided under that plan.

Starting in fiscal 2018 the Company’s RSU award agreements have provided that, in the event of an NEO’s eligible retirement, any unvested RSUs under the award immediately vest in full and the shares are issued to the NEO. This retirement provision applies only if the NEO’s eligible retirement occurs on or after the first anniversary of the grant date. Under these RSUs, retirement means the Participant’s termination of active employment (for reasons other than a termination for Cause by the Employer) where (i) the Participant has attained age 55 (in whole years rounded down to the nearest year) and, (ii) the Participant’s Years of Continuous Service equals or exceeds 10.

Our PRSU award agreement defines retirement in the same manner as the fiscal 2018 RSU award agreement, and requires that the NEO’s eligible retirement occurs on or after the three-month anniversary of the date of grant and prior to the last day of the applicable performance period. Upon such eligible retirement, the PRSUs vest on a pro-rata basis upon the conclusion of the performance period based upon the Committee’s determination whether and the extent to which the PRSU performance goals have been attained.

Deferred Compensation—The Deferred Compensation Plan is not automatically terminated by a change in control, and will be continued if the successor entity agrees to continue the Deferred

Compensation Plan. For both termination of employment and change in control, see the table in the NON-QUALIFIED DEFERRED COMPENSATION PLANS section above.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of Mr. Hume, our CEO. Based upon the below methodology, we estimate that the ratio of CEO pay to median worker pay is 93:1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To calculate the ratio above, we used an employee in the same pay grade and in a similar position to the median employee that we had identified last year as of the December 1, 2017 determination date.

54	Tech Data Corporation

We believe there have been no changes in our employee population or our compensation arrangements from last year that would result in a material change in our pay ratio disclosure or our median employee. However, we did not use the original median employee this year that we used last year, because the original employee used last year for our pay ratio disclosure was promoted. As a result, we identified a different employee whose compensation is substantially similar to the original median employee based on the compensation measures used to select the original median employee, discussed more fully below.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

To determine our median employee, we used “total cash compensation” as a consistently applied compensation measure. We used a valid statistical sampling methodology to provide a reasonable estimate of the median total cash compensation for the employee population considered. Then we identified employees who we expected were paid within a +/- 5% range of that value, based on our assumptions that the median employee was likely to be within that group and that those within that group had substantially similar probabilities of being the median employee. We next analyzed multiple years of taxable wages to ensure we chose a median employee with stable wages. Finally, we selected a single employee from that group and determined that person’s (summary compensation table) total compensation was $54,160. Total compensation includes $4,188 in employer-provided health and welfare benefits for the median employee and $8,792 to the CEO, which is not included in the Summary Compensation Table.

2019 Proxy Statement	55

COMPENSATION POLICIES AND PRACTICES AND RISK MANAGEMENT

The Company’s compensation policies for all employees, including NEOs, address risk in the same manner. A cap on executive cash incentive bonuses reduces the risk that disproportionately large bonuses could lead to an undesirable focus on short-term results. The bonus target amounts are consistent across the Company with different weightings depending on the employee’s role. There are separate performance measures designed to focus on revenue generation, profitability, and ROIC that counterbalance each other and reduce the incentive to focus on just one goal. In establishing bonus performance measures, the Compensation Committee evaluates the employees’ bonuses on each measure, the rationale for each measure, the risks and risk level associated with each measure, and risk mitigators for each measure. The Company’s employees do not engage in, and are not compensated for, proprietary trading of financial instruments, derivatives, or otherwise.

The Compensation Committee annually considers compensation policies and risk management. For fiscal 2019, the Company, with the assistance of Exequity, the Compensation Committee’s independent compensation consultant, prepared a Compensation Program Risk Assessment. Based upon its review, the Committee concluded that there are no indications that the Company’s compensation program motivates behavior that induces excessive risk taking. In addition, the following risk-mitigating features of the Company’s compensation plans were noted:

Features	Annual Incentives	Long-Term Incentives	Other Programs
Annual opportunity	✓	✓
Goals based on operating plan	✓	✓
Multiple measures	✓	✓
Wide incentive zone around goal	✓	✓
Limits on award payouts	✓	✓
Board approval of payouts/grants	✓	✓
Multi-year/back-loaded vesting		✓
Stock ownership guidelines			✓
Retention requirement			✓
Insider trading policy			✓

56	Tech Data Corporation

PROPOSAL NO. 3—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Following the voice of our shareholders, the Company has adopted a policy to submit the compensation of our NEOs to our shareholders for an advisory, non-binding, vote on an annual basis. The Company’s Corporate Governance Principles provide:

The Board values the input of shareholders regarding the compensation practices of the Company. Each year, the Board will approve a proxy that gives shareholders the opportunity to vote, on a non-binding, advisory basis, to ratify the compensation of the Company’s named executive officers as shown in the summary compensation table and related notes contained in the proxy.

Similarly, Regulation 14A under the Exchange Act requires that the Company seek an advisory, non-binding, shareholder vote to approve the compensation of our NEOs as disclosed in this Proxy Statement. Accordingly, as required by SEC rules, we are providing our shareholders with the opportunity to cast an advisory, non-binding, vote to approve the compensation of our NEOs as disclosed in this Proxy Statement in accordance with SEC rules.

We believe that our compensation policies and procedures align with the long-term interests of our shareholders. The Company’s compensation program is guided by a carefully considered philosophy that total executive compensation should vary based on achievement of defined financial and non-financial goals and objectives, both individual and corporate, and should be focused on long-term strategies to build shareholder value. The Committee acts diligently to provide compensation opportunities that are competitive and that emphasize performance with a long-term perspective. We recognize that our place in the distribution channel is one with very low margins and our compensation program reflects this business reality. We believe that our philosophy and practices have resulted in executive compensation decisions that are appropriate and that have benefited the Company over time.

We invite you to consider the details provided in the COMPENSATION DISCUSSION AND ANALYSIS section, as well as the tables and other information that follow the SUMMARY COMPENSATION TABLE. These will present you with the breadth of the considerations that are taken into account when setting compensation and details of the valuation of the elements of the compensation program as a whole. The SUMMARY COMPENSATION TABLE and its footnotes allow you to view the trends in compensation and application of our philosophies and practices for the last three years.

Because your vote is advisory, it will not be binding. However, the Committee and the Board will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE, ON AN ADVISORY, NON-BINDING BASIS, TO APPROVE THE NAMED EXECUTIVE OFFICER COMPENSATION FOR FISCAL 2019 AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC (ITEM 402 OF REGULATION S-K), INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, THE SUMMARY COMPENSATION TABLE AND OTHER TABULAR INFORMATION AND RELATED NOTES.

2019 Proxy Statement	57

OTHER MATTERS

Management knows of no matter to be brought before the meeting that is not referred to in the Notice of Annual Meeting of Shareholders. If any other matters properly come before the meeting, it is intended that the shares represented by proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

SHAREHOLDER COMMUNICATIONS

Shareholders may communicate with members of the Board by utilizing the Company’s Ethics Line that is available seven days a week, 24 hours a day. You may dial a toll-free number 1-866-TD ETHIC (1-866-833-8442) and at the voice prompt use the toll-free Ethics Line. You may also access the Ethics Line by going to www.techdataethicsline.com. All calls and reports made online will be received by an independent, third-party provider, Navex Global. A report will be provided to the Chief Legal Officer who will communicate with the Audit Committee. Shareholders may also send written correspondence to any Board member through the Executive Chairman of the Board, c/o Tech Data Corporation at 5350 Tech Data Drive, Clearwater, Florida 33760 or to the Company at 5350 Tech Data Drive, Clearwater, Florida 33760.

SOLICITATION OF PROXIES

In addition to the solicitation of proxies by mail, proxies may be solicited by telephone, facsimile, or in person by regular employees of the Company. The Company has retained Advantage Proxy, Inc. to assist in the solicitation of proxies for a fee of approximately $6,750 plus out-of-pocket expenses. All expenses of this solicitation, including the cost of preparing and mailing these Proxy Materials, and the reimbursement of brokerage houses and other nominees for their reasonable expenses in forwarding Proxy Materials to beneficial owners of stock, will be paid by the Company.

58	Tech Data Corporation

SUBMISSION OF SHAREHOLDER PROPOSALS

Shareholders that want to present a proposal for possible inclusion in the Company’s 2020 Proxy Statement pursuant to the rules of the SEC should send the proposal to:

Wayne O. Hanewicz, Secretary

Tech Data Corporation

5350 Tech Data Drive

Clearwater, Florida 33760

Proposals must be received no later than December 26, 2019 to be eligible for inclusion in the proxy materials for the 2020 Annual Meeting of Shareholders.

Shareholders who want to bring a nominee for director or other business before the 2020 Annual Meeting of Shareholders other than through a shareholder proposal pursuant to the SEC’s rules must notify the Secretary of the Company in writing and provide the information required by the provision of the Bylaws dealing with advance notice of shareholder proposals. The Bylaws are available on the Corporate Governance section of the Investor Relations area of our website at http://investor.techdata.com. The shareholder notice must be delivered to and received at the address above no earlier than February 5, 2020 and no later than March 7, 2020. If the date of the annual meeting is moved more than 30 days before or 60 days after the anniversary of the prior year’s annual meeting, then notice of a shareholder proposal that is not intended to be included in the Company’s proxy statement under the SEC rules must be received no later than the close of business on the later of the 90th day prior to the annual meeting and the 10th day following the day on which notice of the annual meeting was mailed or publicly announced by the Company.

2019 Proxy Statement	59

TECH DATA CORPORATION 5350 TECH DATA DRIVE CLEARWATER, FL 33760 Internet and telephone voting are available 24 Hours a Day, 7 Days a Week. Your Internet or telephone vote is valid under Florida law and authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card. VOTE BY INTERNET - www.proxyvote.com You may vote online at www.proxyvote.com by following the instructions provided in the E-Proxy notice or by following the instructions on the proxy card. You will need the information in the box marked by the arrow contained on your E-Proxy notice or proxy card in order to vote online. Voting on the Internet has the same effect as voting by mail or telephone. Internet voting will be available until 11:59 p.m. Eastern Daylight Time on June 4, 2019. VOTE BY PHONE - 1-800-690-6903 You may vote by telephone at 1-800-690-6903. You will need the information in the box marked by the arrow contained on your E-Proxy notice or proxy card in order to vote by telephone. Telephone voting will be available until 11:59 p.m. Eastern Daylight Time on June 4, 2019. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. A mailed proxy must be received on or before June 4, 2019. If you vote by Internet or by telephone, you do NOT need to mail back your proxy card. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to help us try to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or accessing them by way of the Internet. To sign up for electronic delivery, please follow the instructions above under Vote By Internet and, when prompted, indicate that you agree to receive e-mail delivery or access proxy materials by way of the Internet in the future. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E75494-P19449 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY TECH DATA CORPORATION The Board of Directors recommends you Vote FOR the following proposals: The Board recommends a Vote FOR Proposal 1. 1. To elect ten (10) directors, whose names are set forth in the accompanying Proxy Statement, to serve until the next Annual Meeting or until their successors are duly elected and quali?ed. Nominees: For Against Abstain 1a. Charles E. Adair The Board recommends a Vote FOR Proposal 2. For Against Abstain 1b. Karen M. Dahut 2. To ratify the selection of Ernst & Young LLP as the independent registered public accounting ?rm for ?scal 2020. 1c. Robert M. Dutkowsky The Board recommends a Vote FOR Proposal 3. 1d. Harry J. Harczak, Jr. 3. To approve, on an advisTech Data Corporation’s Annual Meeting of Shareholders on June 5, 2019 1:30 p.m. Corporate Center Three at International Plaza, 4221 W. Boy Scout Boulevard, Suite 140, Tampa, FL 33607

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E75495-P19449 PROXY TECH DATA CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 5, 2019. The undersigned hereby appoints Richard T. Hume and Wayne O. Hanewicz as proxy or proxies, with the power of substitution and revocation, and hereby authorizes either or both to represent and to vote, as designated on the reverse hereof, all the shares of common stock of Tech Data Corporation held of record by the undersigned on March 28, 2019, at the Annual Meeting of Shareholders to be held on June 5, 2019 at 1:30 p.m. Eastern Daylight Time, or any postponement or adjournment thereof, and further authorizes each proxy to vote in his discretion on any other matter that may properly come before the meeting or any postponement or adjournment thereof, including for the election of such substitute nominee(s) for director as such proxies may select in the event that any nominee(s) named above become(s) unable to serve. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DESIGNATED ON THE REVERSE HEREOF BY THE UNDERSIGNED SHAREHOLDER. ANY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side ory basis, named executive of?cer compensation for ?scal 2019. 1e. Bridgette P. Heller 1f. Richard T. Hume The proxyholders are authorized to vote on such other business that may properly come before the Annual Meeting or any postponement or adjournment thereof. 1g. Kathleen Misunas 1h. Thomas I. Morgan YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN 1i. Patrick G. Sayer AND DATE THE PROXY CARD BELOW AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE. 1j. Savio W. Tung For address changes and/or comments, please check this box Yes No and write them on the back where indicated. Please indicate if you plan to attend this meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other ?duciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized of?cer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date